Exhibit 10.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

between

REGIS CORPORATION

and

ADERANS CO., LTD.

DATED AS OF JULY 13, 2012

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

iii

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of July 13, 2012 (this “Agreement”), between REGIS CORPORATION, a Minnesota corporation (“Seller”), and ADERANS CO., LTD., a Japanese corporation (“Buyer”).  All capitalized terms used in this Agreement shall have the respective meanings assigned to such terms in Section 15.07.

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the issued and outstanding shares of Common Stock, par value $.01 per share (the “Shares”), of HC (USA), Inc., a Delaware corporation and wholly owned subsidiary of Seller (the “Company”); and

WHEREAS, the board of directors of each of Buyer and Seller has unanimously declared that it is advisable and in the best interest of Buyer and Seller and the stockholders of Buyer and Seller, respectively, to consummate, and each have approved, this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

Purchase and Sale of the Shares

SECTION 1.01                                      Purchase and Sale of the Shares.  On the terms and subject to the conditions of this Agreement, at the Closing, Seller will sell, transfer and deliver to Buyer, and Buyer will purchase from Seller, all of Seller’s right, title and interest in and to the Shares, free and clear of all Liens (such sale and purchase transaction, the “Purchase and Sale”), for an aggregate purchase price equal to $163,500,000.00 (the “Purchase Price”), payable and subject to adjustment as set forth in Article II.

ARTICLE II

Closing; Working Capital Adjustment

SECTION 2.01                                      Closing.  On the terms and subject to the conditions of this Agreement, the Purchase and Sale contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at 10:00 a.m., New York City time, on the third business day after the satisfaction or waiver (subject to Applicable Law) of the conditions set forth in Article III (excluding conditions that, by their terms, are to be satisfied at Closing but subject to the satisfaction or waiver of such conditions), at the offices of O’Melveny & Myers LLP at Times Square Tower, 7 Times Square, New York, NY, or at such other time or on such other date or at such other place as Seller and Buyer may mutually agree upon in writing.  The day on which the Closing takes place is referred to herein as the “Closing Date” and the Closing shall be deemed effective as of 11:59 p.m., New York City time, on the Closing Date.  The parties may agree that the Closing shall take place via the exchange of facsimile or scanned final instruments and executed signature pages.  At the Closing, (a) Buyer shall deliver to Seller, by wire transfer to a bank account designated in writing by Seller at least three business days prior to the Closing Date, immediately available funds in an amount equal to the Purchase Price plus or minus an estimate, prepared in good faith by Seller and delivered to Buyer at least three business days prior to the Closing Date, of any adjustment to the Purchase Price under Section 2.02 and calculating and setting out in writing reasonable details of such calculations (the Purchase Price plus or minus such estimate of any adjustment under Section 2.02 being hereinafter called the “Closing Date Amount”), and (b) Seller shall deliver or cause to be delivered to Buyer (i) certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed, in form and substance reasonably acceptable to Buyer, and (ii) written resignations, duly executed and effective as of the Closing Date, of the directors of the Company and the Company Subsidiaries set forth in Section 2.01(b) of the Seller Disclosure Schedule.

SECTION 2.02                                      Working Capital Adjustment.  (a) (i) Within 60 days after the Closing Date, Buyer shall prepare in good faith and deliver to Seller a statement (the “Statement”) setting forth Working Capital as of the close of business on the Closing Date (“Closing Working Capital”) and setting out in reasonable detail such calculations. The Statement shall be prepared in compliance with the requirements of this Section 2.02.

(ii)                                  During the 45-day period following Seller’s receipt of the Statement, Seller shall be permitted to review the working papers of Buyer relating to the Statement. The Statement shall be deemed to have been accepted by Seller and shall become final and binding upon the parties on the forty-fifth (45th) day following delivery thereof, unless Seller gives written notice of its disagreement with the Statement (“Notice of Disagreement”) to Buyer on or prior to such date. The Notice of Disagreement shall (A) specify in reasonable detail the nature of and basis for any disagreement so asserted, the amounts involved and Seller’s determination of the amount of Working Capital, and (B) only include disagreements based on mathematical errors or based on Closing Working Capital not being calculated in accordance with this Section 2.02. Any items not disputed in the Notice of Disagreement shall be deemed to have been accepted by Seller; provided, that Seller shall not be deemed to have agreed with any items which are affected by the resolution of the items disputed in the Notice of Disagreement. If a Notice of Disagreement is received by Buyer, then the Statement (as revised in accordance with clause (1) or (2) below) shall become final and binding upon Seller and Buyer on the earlier of (1) the date Seller and Buyer resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (2) the date any disputed matters are finally resolved in writing by the Accounting Firm, in each case in accordance with the terms of this Section 2.02.

(iii)                               During the 45-day period following the delivery of a Notice of Disagreement, Seller and Buyer shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Notice of Disagreement. If, at the end of such 45-day period, Seller and Buyer have been unable to resolve all differences that they may have with respect to the matters specified in the Notice of Disagreement, then Seller and Buyer shall submit to a nationally recognized independent accounting firm mutually agreed upon by Seller and Buyer (the “Accounting Firm”) for review and resolution any and all matters which remain in dispute and which were properly included in the Notice of Disagreement (along with a copy of the Statement marked to indicate those line items that are in dispute). The scope of the

Accounting Firm’s review shall be limited to only those matters which remain in dispute and which were properly included in the Notice of Disagreement. Seller and Buyer shall use reasonable best efforts to cause the Accounting Firm to render a decision resolving the matters submitted to the Accounting Firm within 30 days of the receipt of such submission.  Seller and Buyer agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.  The Accounting Firm’s determination shall be accompanied by a certificate of the Accounting Firm that it reached its decision in accordance with the provisions of this Section 2.02, and that all disputed amounts resolved by the Accounting Firm were calculated in accordance with the Seller Accounting Policies. The cost of the Accounting Firm’s review and determination pursuant to this Section 2.02(a) shall be borne by Buyer and Seller in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocation also shall be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matter submitted; provided, however, that Seller and Buyer shall each bear the fees of their respective counsel, auditors and other Representatives incurred in connection with the determination and review of the Statement. During the review by the Accounting Firm, Buyer and Seller shall each make available to the Accounting Firm such individuals and copies of such information, books, records and work papers, as may be reasonably required by the Accounting Firm to fulfill its obligations under this Section 2.02(a); provided, however, that the independent accountants of Seller or Buyer shall not be obligated to make any working papers available to the Accounting Firm unless and until the Accounting Firm has signed a reasonably customary confidentiality agreement relating to such access to working papers.

(b)                                 The Purchase Price shall be increased by the amount by which Closing Working Capital exceeds $3,438,779 (the “WC Amount”), and the Purchase Price shall be decreased by the amount by which Closing Working Capital is less than the WC Amount (the Purchase Price as so increased or decreased shall hereinafter be referred to as the “Adjusted Purchase Price”). If the Closing Date Amount is less than the Adjusted Purchase Price, Buyer shall, and if the Closing Date Amount is more than the Adjusted Purchase Price, Seller shall, within three business days after the Statement becomes final and binding on the parties, make payment of the amount of such difference, by wire transfer of immediately available funds to an account designated in writing by the party to which such amount is to be paid.  Any adjustment of the Purchase Price pursuant to this Section 2.02 shall be referred to as the “Working Capital Adjustment”.

(c)                                  The term “Working Capital” shall mean Current Assets minus Current Liabilities.  The WC Amount shall not be subject to change regardless of whether the items included therein were in accordance with generally accepted accounting principles.  The term “Current Assets” shall mean the net receivables, net inventories and other current assets (excluding any prepaid expenses relating to capital expenditures, if any, and prepaid security deposits) of the Company and the Company Subsidiaries, calculated in accordance with the Regis Corporation Accounting Procedures previously delivered to Buyer and in effect for the fiscal year ended June 30, 2012 (the “Seller Accounting Policies”), which are in accordance with GAAP. The term “Current Liabilities” shall mean the accounts payable (excluding accounts payable relating to capital expenditures) and accrued expenses (excluding accrued bonuses and legal accrual) of the

Company and the Company Subsidiaries, calculated in accordance with the Seller Accounting Policies. For the avoidance of doubt, Current Liabilities shall not include any deferred revenue, including the net due to the related medical practices.  Current assets and current liabilities relating to Taxes and intercompany transactions are not included in the Reference Balance Sheet and shall not be taken into account in determining Working Capital.  Cash and items for which Buyer and its Affiliates (including the Company) are indemnified by Seller pursuant to Article XI shall not be taken into account in determining Working Capital. The parties agree that the adjustment contemplated by this Section 2.02(c) is intended to show the change in Working Capital from the date of the Reference Balance Sheet to the business day immediately prior to the Closing Date, and that such change can only be measured if the calculation is done in the same way, using the Seller Accounting Policies at both dates. The scope of the disputes to be resolved by the Accounting Firm is limited to whether such calculation was done in accordance with this Section 2.02(c), including whether the Seller Accounting Policies were used, and whether there were mathematical errors in the Statement. The Accounting Firm is not to make any other determination, including any determination as to whether GAAP was followed for the Reference Balance Sheet or the Statement or as to whether the WC Amount is correct, and the Accounting Firm shall not be permitted or authorized to determine an amount with respect to any disputed item that is (A) greater than the highest amount of such disputed item, or (B) less than the lowest amount of such disputed item, in each case, as proposed by Seller in the Notice of Disagreement or as proposed by Buyer in the Statement. Any items on or omissions from the Reference Balance Sheet that are based upon errors of fact or mathematical errors or that are not in accordance with the Seller Accounting Policies shall be carried forward for purposes of calculating Closing Working Capital.

(d)                                 Buyer agrees that, during the period of time from and after the Closing Date through the resolution of any Working Capital Adjustment contemplated by this Section 2.02, it shall not take any actions with respect to the accounting books and records of the Company on which the Statement is to be based that are not consistent with the Company’s past practices. Without limiting the generality of the foregoing, no changes shall be made during such period in any reserve or other account existing as of the date of the Reference Balance Sheet except as a result of events occurring after the date of the Reference Balance Sheet and, in such event, only in a manner consistent with past practices.

(e)                                  During the period of time from and after the Closing Date through the resolution of any Working Capital Adjustment contemplated by this Section 2.02, Buyer shall cause the Company to afford to Seller and any accountants, counsel or financial advisers retained by Seller in connection with any Working Capital Adjustment contemplated by this Section 2.02 reasonable access during normal business hours to all the Company’s properties, books, contracts, personnel and records relevant to the adjustment contemplated by this Section 2.02 and shall provide Seller, upon Seller’s request and at Seller’s expense, with copies of any such books, contracts and records, including Buyer’s work papers relating to the Statement, to the extent the provision of such copies are reasonably necessary to allow Seller to review the Statement; provided, however, that the accountants of Buyer or the Company shall not be obligated to make any working papers available to Seller unless and until Seller has signed a reasonably customary confidentiality agreement relating to such access to working papers.

ARTICLE III

Conditions to Closing

SECTION 3.01                                      Buyer’s Obligation.  The obligation of Buyer to purchase and pay for the Shares is subject to the satisfaction (or waiver by Buyer) as of the Closing of the following conditions:

(a)                                 The representations and warranties of Seller made (i) in Sections 4.01 and 4.05 of this Agreement shall be true and correct in all material respects, as of the date hereof and as of the time of the Closing as though made as of such time (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date), (ii) in this Agreement, other than those described in clause (i) above or clause (iii) below, shall be true and correct (disregarding all materiality and Material Adverse Effect qualifications contained therein), as of the date hereof and as of the time of the Closing as though made as of such time (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date), except in the case of this clause (ii) where the failure to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect and (iii) in Section 4.03 and the first two sentences of Section 4.05 shall be true and correct in all respects as of the date hereof and as of the time of the Closing. Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller by the time of the Closing. Seller shall have delivered to Buyer a certificate dated the Closing Date and signed by an authorized officer of Seller confirming that the foregoing conditions in this Section 3.01(a) have been satisfied.

(b)                                 No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order or judgment enacted, entered, promulgated, enforced or issued by any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”) or other legal restraint or prohibition preventing or making illegal the Purchase and Sale shall have been issued and remain in effect.

(c)                                  The waiting period under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”), if applicable to the Purchase and Sale, shall have expired or been terminated.

(d)                                 Seller shall have executed and delivered the Other Transaction Documents to which Seller is a party.

(e)                                  Buyer shall have received all applicable deliverables in accordance with Section 2.01(b).

(f)                                   During the period from the date of this Agreement through the Closing Date, there shall not have occurred and be continuing any Material Adverse Effect.

SECTION 3.02                                      Seller’s Obligation.  The obligation of Seller to sell and deliver the Shares to Buyer is subject to the satisfaction (or waiver by Seller) as of the Closing of the following conditions:

(a)                                 The representations and warranties of Buyer (i) made in Sections 6.05, 6.06 and 6.07 of this Agreement shall be true and correct in all material respects, as of the date hereof and as of the time of the Closing as though made as of such time (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date), and (ii) made in this Agreement, other than those described in clause (i) above, shall be true and correct (disregarding all materiality and Material Adverse Effect qualifications contained therein), as of the date hereof and as of the time of the Closing as though made as of such time (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date), except in the case of this clause (ii) where the failure to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect on, or materially delay, Buyer’s ability to consummate the Purchase and Sale and the other transactions contemplated by this Agreement and the Other Transaction Documents on the terms and conditions set forth herein and therein. Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer by the time of the Closing.  Buyer shall have delivered to Seller a certificate dated the Closing Date and signed by an authorized officer of Buyer confirming that the foregoing conditions in this Section 3.02(a) have been satisfied.

(b)                                 No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order or judgment enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing or making illegal the Purchase and Sale shall have been issued and remain in effect.

(c)                                  The waiting period under the HSR Act, if applicable to the Purchase and Sale, shall have expired or been terminated.

(d)                                 Buyer shall have executed and delivered the Other Transaction Documents to which Buyer is a party.

SECTION 3.03                                      Frustration of Closing Conditions.  Neither Buyer nor Seller may rely on the failure of any condition set forth in Section 3.01 or 3.02, respectively, to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur, as required by Section 8.04.

ARTICLE IV

Representations and Warranties of Seller

Except as set forth in the Seller Disclosure Schedule delivered by Seller to Buyer concurrent with the execution and delivery of this Agreement (it being understood that any information set forth in one section or subsection of the Seller Disclosure Schedule shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds and each other Section or subsection of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that such information is relevant to such other Section or subsection) (the “Seller Disclosure Schedule”), Seller hereby represents and warrants to Buyer as follows:

SECTION 4.01                                      Authority.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. Seller has all requisite corporate power and authority to enter into and deliver this Agreement and the Other Transaction Documents, and to perform its obligations hereunder and thereunder. Seller has all requisite corporate power and authority to consummate the transactions contemplated hereby and thereby.  All corporate acts and other proceedings required to be taken by Seller to authorize the execution, delivery and performance of this Agreement and the Other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery by the other party hereto, constitutes, and the Other Transaction Documents on the Closing Date will be duly executed and delivered by Seller and, assuming the due authorization, execution and delivery by the other parties thereto, will constitute, a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (the “Bankruptcy and Equity Exception”).

SECTION 4.02                                      No Conflicts; Consents.  (a) The execution, delivery and performance of this Agreement by Seller does not, and the execution, delivery and performance of the Other Transaction Documents by Seller will not, and the consummation by Seller of the transactions contemplated hereby and thereby and compliance by Seller with the terms hereof and thereof will not, conflict with, or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any liens (statutory or other), pledges, claims, encumbrances, security interests, options, charges, rights of first offer or refusal, third-party rights or restrictions of any kind or nature whatsoever (“Liens”) in or upon any of the properties, rights or assets of the Company or any Company Subsidiary under, or require any consent, waiver or approval by, or any notice to, any provision of or any person under (i) the Certificate of Incorporation or Bylaws (or the comparable governing instruments) of Seller, the Company or any Company Subsidiary, or (ii) any Material Contract other than the Franchise Agreements and the Physician Agreements, or (iii) the Franchise Agreements and the Physician Agreements, or (iv)(A) any judgment, order, decree, writ, injunction, award, directive, settlement or stipulation issued, promulgated or entered into by or with any Governmental Entity (each, an “Order”) applicable to Seller, the Company or any Company Subsidiary or any of its or their properties, rights or assets, or (B) subject to the matters referred to in clauses (i), (ii), (iii) and (iv) of paragraph (b) below, any statute, law, ordinance, rule or regulation applicable to Seller, the Company or any Company Subsidiary or any of their respective properties, rights or assets, other than, in the case of clause (iii) of this paragraph (a), any such items that, individually or in the aggregate, would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, and in the case of clauses (ii) and (iv) of this paragraph (a), any such items that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b)                                 No consent, approval, license, permit, order, qualification or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Seller, the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the Other Transaction Documents or the consummation of the transactions contemplated hereby or thereby other than (i) compliance with and filings under the HSR Act, if applicable, (ii) those that may be required solely by reason of Buyer’s (as opposed to any other third party’s) participation in the transactions contemplated hereby and (iii) such consents, approvals, licenses, permits, orders, qualifications, authorizations, registrations, declarations and filings the absence of which, or the failure to make which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 4.03                                      The Shares.  Seller has good and valid title to the Shares, free and clear of any Liens.  Assuming Buyer has the requisite power and authority to be the lawful owner of the Shares, upon delivery to Buyer at the Closing of certificates representing the Shares, duly endorsed by Seller for transfer to Buyer, and upon Seller’s receipt of the Closing Date Amount, good and valid title to the Shares will pass to Buyer, free and clear of any Liens, other than those arising from acts of Buyer or its Affiliates.  Other than this Agreement, the Shares are not subject to any voting trust agreement or other Contract, including any such Contract restricting or otherwise relating to the voting, dividend rights or disposition of the Shares.

SECTION 4.04                                      Organization and Standing; Books and Records.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority and possesses and has in effect all governmental franchises, licenses, permits, authorizations and approvals (collectively, “Permits”) necessary to enable it to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted, other than such Permits the lack of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding or operation of its properties or assets makes such qualification, licensing or good standing necessary, except such jurisdictions where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Seller has prior to the execution of this Agreement made available to Buyer true and complete copies of the Certificate of Incorporation and Bylaws of the Company, each as amended to, and in effect on, the date hereof, and the Company is not in default under or in violation of any provision thereof in any material respect.

SECTION 4.05                                      Capital Stock of the Company.  The authorized capital stock of the Company consists of One Hundred Thousand (100,000) shares of common stock, $.01 par value, of which twenty nine thousand one hundred seventy six (29,176) shares, constituting the Shares, are duly authorized and validly issued and outstanding, fully paid and nonassessable.  Seller is the direct record and beneficial owner of the Shares. Except for the Shares, there are no shares of capital stock or other equity securities of the Company outstanding.  The Shares have not been issued in violation of, and are not subject to, any purchase option, call option, right of first refusal or offer or any preemptive, subscription or similar rights under any provision of Applicable Law, the Certificate of Incorporation or Bylaws of the Company, any Contract to which the Company is subject, bound or a party or otherwise, and are owned directly by Seller free and clear of all Liens, and are free of any restriction on the right to vote, sell or otherwise dispose of such Shares. There are no outstanding warrants, options, calls, rights, “phantom” stock rights, agreements, contracts, convertible or exchangeable securities or other commitments or other obligations of any kind (contingent or otherwise) or any right or privilege capable of becoming a warrant, option, call, right, “phantom” stock right, agreement, contract, convertible or exchangeable security or other commitment or obligation (other than this Agreement) (a) pursuant to which Seller or the Company is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of the Company or (b) that give any person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of shares of capital stock of the Company.  There are no outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of the Company may vote.

SECTION 4.06                                      Company Subsidiaries; Equity Interests.  (a) Section 4.06(a) of the Seller Disclosure Schedule sets forth a true and complete list, as of the date hereof, of all direct and indirect Subsidiaries of the Company (each a “Company Subsidiary”), listing each Company Subsidiary’s name, type of entity, jurisdiction, authorized capital stock, membership interests or equivalent, the number and type of its issued and outstanding shares of capital stock, membership units or similar ownership interests, and the current ownership of such shares, membership units or similar ownership interests.

(b)                                 Except for the Company Subsidiaries, there are no other corporations, limited liability companies, partnerships, joint ventures, associations or other entities or persons in which the Company or any Company Subsidiary owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same. None of the Company or any Company Subsidiary is subject to any obligation (by Applicable Law, Contract or otherwise) to make any investment or otherwise acquire capital stock or other equity interests in any other person.

(c)                                  Each Company Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, as the case may be. Each Company Subsidiary has all requisite organizational power and authority and possesses and has in effect all Permits necessary to enable it to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted, other than such Permits the lack of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding or operation of its properties or assets makes such qualification, licensing or good standing necessary, except such jurisdictions where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Seller has prior to the execution of this Agreement made available to Buyer true and complete copies of the organizational documents of each Company Subsidiary, each as amended to, and in effect on, the date hereof, and none of the Company Subsidiaries is in default under or in violation of any provision thereof in any material respect.

(d)                                 All of the issued and outstanding equity securities or similar ownership interests in each Company Subsidiary have been duly authorized and validly issued, and are fully paid and nonassessable.  The Company is the direct or indirect record and beneficial owner of all of the outstanding equity securities or similar ownership interests in each Company Subsidiary. The outstanding equity securities or similar ownership interests in each Company Subsidiary have not been issued in violation of, and are not subject to, any purchase option, call option, right of first refusal or offer or any preemptive, subscription or similar rights under any provision of Applicable Law, the organizational documents of such Company Subsidiary, or any Contract to which the Company or such Company Subsidiary is subject, bound or a party or otherwise, and are owned directly or indirectly by the Company free and clear of all Liens, and are free of any restriction on the right to vote, sell or otherwise dispose of such equity securities or similar ownership interests. With respect to each Company Subsidiary, there are no outstanding warrants, options, calls, rights, “phantom” stock rights, agreements, contracts, convertible or exchangeable securities or other commitments or obligations of any kind (contingent or otherwise), or any right or privilege capable of becoming a warrant, option, call, right, “phantom” stock right, agreement, contract, convertible or exchangeable security or other commitment or obligation (i) pursuant to which Seller, the Company or any Company Subsidiary is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of such Company Subsidiary or (ii) that give any person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of shares of capital stock or other securities of such Company Subsidiary.

SECTION 4.07                                      Financial Statements; Undisclosed Liabilities.  Section 4.07 of the Seller Disclosure Schedule sets forth (a) the audited consolidated balance sheets of the Company as of June 30, 2011 (the “Balance Sheet”) and June 30, 2010, and the related audited consolidated statements of operations and audited consolidated statements of cash flows of the Company for the years ended June 30, 2011 and June 30, 2010, together with the notes to such financial statements, and (b) the unaudited balance sheet trial balance of the Company as of June 30, 2012 (the “Reference Balance Sheet”), and the unaudited statement of profit and loss trial balance of the Company for the twelve months ended June 30, 2012, together with the notes to such financial statements (the financial statements described in clauses (a) and (b) above, together with the notes to such financial statements, collectively, the “Financial Statements”).

The Financial Statements have been prepared in conformity with the Seller Accounting Policies consistently applied (except in each case as described in the notes thereto), but have not been prepared in accordance with GAAP, and do not include allocations for corporate overhead or other costs or inter-company revenue items, and taking into account all of the foregoing qualifications, on that basis present in all material respects the consolidated financial condition and results of operations of the Company as of the respective dates thereof and for the respective periods indicated.  Except for matters, and only to the extent, reflected or reserved against in the Financial Statements, neither the Company nor any of the Company Subsidiaries has any liabilities (whether absolute, accrued, contingent, fixed or otherwise) of any nature that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of the Company (including the notes thereto), except liabilities that (A) were incurred since June 30, 2011 in the ordinary course of business, (B) are incurred in connection with the transactions contemplated by this Agreement or (C) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Closing Date, the Company and the Company Subsidiaries will have no outstanding Indebtedness.

SECTION 4.08                                      Taxes.  (a) For purposes of this Agreement, (i) “Tax” or “Taxes” shall mean all Federal, state, local and foreign (or governmental unit, agency, or political subdivision of any of the foregoing) taxes, assessments, duties, charges, fees, premiums, imposts, escheatment, withholding obligations, levies and similar assessments imposed by a taxing authority, including all interest, fines, penalties and additions imposed with respect to such amounts; (ii) “Pre-Closing Tax Period” shall mean all taxable periods ending on or before the Closing Date and the portion ending on the Closing Date of any taxable period that includes (but does not end on) the Closing Date; (iii) “Code” shall mean the Internal Revenue Code of 1986, as amended; and (iv) “Tax Returns” means all returns, reports, forms and statements (including Form TD F 90-22.1) required to be filed with a taxing authority with respect to Taxes.

(b)                                 (i) All material Tax Returns required to be filed by or on behalf of the Company and each Company Subsidiary have been filed and all such Tax Returns are true, correct and complete in all material respects, (ii) all Taxes of the Company and each Company Subsidiary (whether or not reflected on any Tax Return) have been paid, and (iii) no material Tax liens (other than for current Taxes not yet due and payable) have been filed and no material claims are being asserted in writing with respect to any Taxes of the Company or any Company Subsidiary.

(c)                                  The Company is not a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(d)                                 Neither the Company nor any Company Subsidiary has agreed to, requested or filed any extension of time for the assessment or collection of any Tax.

(e)                                  Except as set forth in Section 4.08(e) of the Seller Disclosure Schedule, neither the Company nor any Company Subsidiary is the subject of any material audit or proceeding with respect to Taxes.  No claim has ever been made in writing by an authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or any Company Subsidiary is or may be subject to Tax by that jurisdiction.

(f)                                   The Company and each Company Subsidiary has in all material respects timely withheld and paid, or caused to be withheld and paid, all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, including amounts required to be withheld under Sections 1441 and 1442 of the Code (or any similar provisions of state, local or non-U.S. Tax law).

(g)                                  The Company has not been the “distributing corporation” or the “controlled corporation” (in each case, within the meaning of Section 355(a)(1) of the Code) with respect to a transaction described in Section 355 of the Code.

(h)                                 Neither the Company nor any Company Subsidiary has any liability for the Taxes of another person (other than liability with respect to Taxes of the Seller consolidated group) (i) under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law) or (ii) as a transferee or successor.  Neither the Company nor any Company Subsidiary is a party to or bound by any Tax allocation agreement, Tax indemnity agreement, Tax sharing agreement or other similar contract or agreement (other than liability with respect to the Seller consolidated group and any contract or agreement entered into in the ordinary course of business and the primary purpose of which is not the sharing of Taxes).

(i)                                     (A) The Company and each Company Subsidiary have (i) filed or caused to be filed with the appropriate Tax authority all unclaimed property reports required to be filed and has remitted to the appropriate Tax authority all unclaimed property required to be remitted, or (ii) delivered and paid all unclaimed property to its original or proper recipient and (B) there is no property of either the Company or any Company Subsidiary that is (or will be with the passage of time) escheatable to any state, province or municipality under any applicable escheatment laws currently in effect, including uncashed checks to vendors, customers, employees, non-refunded overpayments, customer deposits, or credits.

(j)                                    Neither the Company nor any Company Subsidiary has entered into any “listed transactions” as defined in Section 1.6011-4(b)(2) of the Treasury Regulations and the Company and each Company Subsidiary has properly disclosed all reportable transactions as required by Section 1.6011-4(b) of the Treasury Regulations (or any corresponding provisions of state, local or non-U.S. Tax law), including filing Form 8886 with Tax Returns.

(k)                                 Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date) as a result of: (a) a change in method of accounting for a taxable period ending on or prior to the Closing Date; (b) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or non-U.S. Tax law); (c) any installment sale or open transaction disposition made on or prior to the Closing Date; (d) any prepaid amount received on or prior to the Closing Date; (e) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or non-U.S. Tax law) or (f) an election under Section 108(i) of the Code (or any corresponding provisions of state, local or non-U.S. Tax law).

(l)                                     The Company and each Company Subsidiary have provided access to complete copies of all Tax Returns of the Company and each Company Subsidiary relating to the prior three taxable periods, and any audit report relating to any Taxes due from or related to the Company and each Company Subsidiary for such periods.

(m)                             The Company and each Company Subsidiary are corporations for U.S. income tax purposes except for HCMG, LLC and TTEM, LLC.  HCMG, LLC and TTEM, LLC are disregarded entities for U.S. income tax purposes.

(n)                                 The Company and each Company Subsidiary are in material compliance with all transfer pricing laws and regulations (including section 482 of the Code and the regulations thereunder).

(o)                                 8045950 Canada, Inc. was formed on December 12, 2011 and has not engaged in material operations since formation.

(p)                                 Neither 8045950 Canada, Inc. nor 3115038 Canada, Inc. has generated material amounts of income that would be included in income by a shareholder of 8045950 Canada, Inc. or 3115038 Canada, Inc. under section 951 of the Code.

(q)                                 Notwithstanding any other provision of this Agreement, Seller makes no representation or warranty as to the amount or availability of any tax attributes of the Company or any Company Subsidiary, including, without limitation, any net operating loss, tax credit or tax basis.

SECTION 4.09                                      Assets Other than Real Property Interests.  The Company or one or more of the Company Subsidiaries has, or as of the Closing Date will have, good and valid title to all material tangible personal property it owns or leases (including the Company’s and the Company’s Subsidiaries’ plants, machinery, tools, equipment, buildings and other tangible physical assets) reflected on the Balance Sheet or thereafter acquired, except those sold or otherwise disposed of since the date of the Balance Sheet in the ordinary course of business consistent with past practice and not in violation of this Agreement, in each case free and clear of all Liens, except (a) such as are set forth in Section 4.09 of the Seller Disclosure Schedule; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business for amounts not yet delinquent, or the validity of which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and liens for Taxes and other governmental charges which are not due and payable or which may thereafter be paid without penalty or interest or are being contested in good faith by appropriate proceedings; (c) mortgages and Liens which secure debt that is reflected as a liability on the Balance Sheet and the existence of which is indicated in the notes thereto; and (d) other imperfections of title or encumbrances, if any, which do not, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company and the Company Subsidiaries, as presently conducted (the mortgages and Liens described in clauses (a), (b), (c) and (d) above are hereinafter referred to collectively as “Permitted Liens”). The assets of the Company and the Company Subsidiaries constitute all of the material assets used by the Company and the Company Subsidiaries in operating their businesses as they are currently operated, and, other than the Support Services, will enable the Company and the Company Subsidiaries to operate their business immediately following the Closing in substantially the same manner as operated immediately prior to the Closing.  Notwithstanding the foregoing or anything to the contrary contained herein, the parties acknowledge and agree that Seller is not making any representation or warranty regarding the sufficiency of the cash of the Company or the Company Subsidiaries. This Section 4.09 does not relate to real property or interests in real property, Intellectual Property Rights or Material Contracts, such items being the subjects of Section 4.10, 4.11 and 4.12, respectively.

SECTION 4.10                                      Title to Real Property.  Neither the Company nor any Company Subsidiary owns any real property or interests in real property. Section 4.10 of the Seller Disclosure Schedule sets forth a true and complete list of all real property and interests in real property leased by the Company and the Company Subsidiaries, including without limitation all leased operating facilities (individually, a “Leased Property”). The Company or one or more of the Company Subsidiaries has good and valid title to the leasehold estates in all Leased Property (a Leased Property being sometimes referred to herein, individually, as a “Company Property”), in each case free and clear of all mortgages, Liens, leases, assignments, subleases, easements, covenants, rights of way and other similar restrictions of any nature whatsoever, except (a) such as are set forth in Section 4.10 of the Seller Disclosure Schedule; (b) leases, subleases and similar agreements set forth in Section 4.12 of the Seller Disclosure Schedule; (c) Permitted Liens; (d) easements, covenants, rights of way and other similar restrictions of record; (e) any conditions that may be shown by a current, accurate survey or physical inspection of any Company Property made prior to Closing; and (f) (i) zoning, building and other similar restrictions, and (ii) mortgages, Liens, easements, covenants, rights of way and other similar restrictions that have been placed by any developer, landlord or other third party on property over which the Company or one or more of the Company Subsidiaries has easement rights or on any Company Property and subordination or similar agreements relating thereto, none of which items set forth in clause (d), individually or in the aggregate, materially impair the continued use and operation of the property to which they relate in the business of the Company and the Company Subsidiaries as presently conducted. There are no pending or, to the knowledge of Seller, threatened appropriation, condemnation, imminent domain or like proceedings relating to the Leased Properties. Since June 30, 2011, none of the Leased Properties has suffered any material damage by fire or other casualty that is not covered by insurance which has not heretofore been repaired and restored in all material respects, except for damage that would not, individually or in the aggregate, materially impair the continued use and operation of the property to which such damage relates in the business of the Company and the Company Subsidiaries as presently conducted.

SECTION 4.11                                      Intellectual Property.  (a) Section 4.11(a) of the Seller Disclosure Schedule sets forth as of the date hereof all Company Registered Intellectual Property and specifies, where applicable, the jurisdiction in which each such item of Company Registered Intellectual Property has been filed, issued or registered, and the respective application and registration numbers and dates.  All necessary registration, maintenance and renewal fees currently due in connection with each item of Company Registered Intellectual Property that is currently in use by the Company or any Company Subsidiary have been made, all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the appropriate Governmental Entity, and all necessary registrations and applications for such Company Registered Intellectual Property are subsisting and unexpired, have not been abandoned or cancelled and, to the knowledge of Seller, are valid and enforceable, except where failure to take any of the foregoing actions would not materially affect the rights of the Company or any Company Subsidiary in such Company Registered Intellectual Property.

(b)                                 The Company or one or more of the Company Subsidiaries has good and marketable title to each material item of owned Company Intellectual Property, free and clear of any Liens, except for Permitted Liens or non-exclusive licenses with respect to such Company Intellectual Property granted in the ordinary course of business. No material Actions or Orders are pending or, to the knowledge of Seller, have been threatened since January 1, 2009 (including cease and desist letters) against Seller, the Company, or any Company Subsidiary with regard to any Intellectual Property Right.

(c)                                  To the knowledge of Seller, the operation of the business of the Company and the Company Subsidiaries as such business is currently conducted does not infringe, misappropriate or violate the Intellectual Property Rights of any third party.  During the last two (2) years from the date hereof, to the knowledge of Seller, neither the Company nor any Company Subsidiary has received notice from any third party that the operation of the business of the Company or any Company Subsidiary or any product or service of the Company or any Company Subsidiary, infringes or misappropriates the Intellectual Property Rights of any third party.  To the knowledge of Seller, no person is infringing, misappropriating or violating any Company Intellectual Property in a manner that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(d)                                 Seller, the Company and the Company Subsidiaries have taken reasonable steps to protect the rights of the Company and the Company Subsidiaries in the Company Intellectual Property (including confidential information and trade secrets). To the knowledge of Seller, there has not been any unauthorized disclosure by the Company or any Company Subsidiary or by any of their respective officers or employees, in their capacity as such of any trade secrets or confidential information of third parties in the possession or control of the Company or any Company Subsidiary.

(e)                                  Immediately following the Closing, Buyer will be permitted to exercise all of the Company’s and any of the Company Subsidiaries’ rights under the Company Intellectual Property used in the operation of their businesses as currently conducted to the same extent the Company or any of the Company Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional funds other than ongoing fees, royalties or payments which the Company or any of the Company Subsidiaries would otherwise be required to pay.

(f)                                   To the knowledge of Seller, none of the products sold by the Company or any Company Subsidiary is violating any applicable Laws with respect to marking of Intellectual Property Rights.

SECTION 4.12                                      Material Contracts.  Section 4.12 of the Seller Disclosure Schedule sets forth a list of the following Contracts to which the Company or any Company Subsidiary is a party (excluding the Company Benefit Plans) as of the date hereof:

(a)                                 Contracts or other arrangements that contain a covenant materially limiting or prohibiting the right of the Company or any Company Subsidiary to compete or engage with any person in any line of business in any geographical area, or to engage in any line of business in any geographical area or to distribute or offer any products or services (other than pursuant to any radius restriction contained in any lease, reciprocal easement or development, construction, operating or similar agreement);

(b)                                 Contracts or other arrangements (other than employment agreements, nonsolicitation/noncompetition agreements or releases) with (i) Seller or any Affiliate of Seller (other than the Company or any Company Subsidiary), (ii) any Affiliate of the Company or any Company Subsidiary (other than the Company or any Company Subsidiary), or (iii) any officer, director or employee of the Company, Seller, any Company Subsidiary or any other Affiliate of Seller, the Company or any Company Subsidiary (collectively, the “Affiliate Material Contracts”);

(c)                                  (i) leases for Leased Property for the top 10 Hair Club corporate centers based on EBITDA contribution to the Company and the Company Subsidiaries, taken as a whole, for the fiscal year ended June 30, 2012, (ii) the lease with respect to the Company’s corporate headquarters in Boca Raton, FL, and (iii) all other leases that constitute leasehold interests in the Leased Properties involving annual payments exceeding $200,000;

(d)                                 each Material Franchise Agreement;

(e)                                  each Physician Agreement taken as a whole by physician representing revenues to the Company and the Company Subsidiaries in excess of a 2% EBITDA Contribution (a “Material Physician Agreement”).

(f)                                   supply agreements for the top 10 suppliers of the Company and the Company Subsidiaries, based on the aggregate purchases made by the Company and the Company Subsidiaries under such agreements, taken as a whole, for the fiscal year ended June 30, 2012;

(g)                                  joint venture, partnership, limited liability or other similar agreements or arrangements with respect to the operation of a Hair Club center;

(h)                                 advertising agreements, in any such case which has an aggregate future liability to any person in excess of $250,000 and is not terminable by the Company by notice of not more than 90 days for a cost of less than $50,000;

(i)                                     other than for (i) “shrink wrap” and other commercially available software licensed on standard, non-negotiated terms, (ii) non-disclosure agreements that provide no more than limited rights to use trade secrets or confidential information of a person, or (iii) non-exclusive licenses or sublicenses granted by the Company or any Company Subsidiary in the ordinary course of business, consistent with past practice, any Contracts that are, licenses, options or other similar agreements (x) with respect to Company Intellectual Property licensed or transferred to any third party or (y) pursuant to which a third party has licensed or transferred any Intellectual Property Rights to the Company or any Company Subsidiary;

(j)                                    Contracts or other instruments under which the Company or any Company Subsidiary has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any person or any other note, bond, debenture or other evidence of indebtedness issued to any person in any such case which, individually, is in excess of $100,000;

(k)                                 Contracts or other instruments (including so called take or pay or keepwell agreements) under which (i) any person has directly or indirectly guaranteed indebtedness, liabilities or obligations of the Company or any Company Subsidiary or (ii) the Company or any Company Subsidiary has directly or indirectly guaranteed indebtedness, liabilities or obligations of any person (in each case other than endorsements for the purpose of collection in the ordinary course of business consistent with past practice), in any such case which, individually, is in excess of $100,000;

(l)                                     Contracts or other instruments under which the Company or any Company Subsidiary has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any person, in any such case which, individually, is in excess of $100,000;

(m)                             mortgages, indentures, pledges, security agreements, letters of credit, promissory notes, loan agreements, deeds of trust or other instruments granting a Lien upon any Company Property, which Lien is not set forth in Section 4.10 of the Seller Disclosure Schedule;

(n)                                 Contracts or other instruments governing an acquisition, divestiture, merger or similar transaction, regardless of whether such transaction has yet been consummated, that contain indemnities (excluding indemnities in respect of representations, warranties or other provisions that customarily survive until the expiration of the statute of limitations or indefinitely and are customary for transactions of that type) or other obligations (including payment, “earn-out” or other contingent obligations) of the Company or any Company Subsidiary that are in effect;

(o)                                 Contracts or other instruments that prohibit the payment of dividends or distributions in respect of the Shares or the capital stock of the Company Subsidiaries, prohibits the pledging of the Shares or capital stock of the Company Subsidiaries or prohibits the issuance of guarantees by the Company or any Company Subsidiary;

(p)                                 Contracts or other instruments which grant any exclusive rights, right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or any Company Subsidiaries;

(q)                                 employment, retention, material independent contractor arrangements, change in control and collective bargaining agreements with any directors, officers, other employees, or trade unions of the Company or any Company Subsidiaries, involving annual payments exceeding $150,000; or

(r)                                    other Contracts to which the Company or any Company Subsidiary is a party or by or to which it or any of its properties, assets or businesses are bound or subject which has an aggregate future liability to any person in excess of $500,000 and is not terminable by the Company by notice of not more than 90 days for a cost of less than $50,000.

Each Contract of the Company and the Company Subsidiaries listed in Section 4.12 of the Seller Disclosure Schedule that is not a Company Benefit Plan (collectively, the “Material Contracts”), each Franchise Agreement that is not a Material Franchise Agreement (an “Other Franchise Agreement”) and each Physician Agreement that is not a Material Physician Agreement (an “Other Physician Agreement” and, collectively with the Other Franchise Agreements, the “Other Franchise/Physician Agreements”) is valid, binding and in full force and effect, is enforceable by the Company or the Company Subsidiary party thereto and, to the knowledge of Seller, each other party thereto, in accordance with its terms subject to the Bankruptcy and Equity Exception and except to the extent that the failure of a Material Contract or an Other Franchise/Physician Agreement to be valid, binding and in full force and effect has not had and would not reasonably be expected to have a Material Adverse Effect. The Company and each Company Subsidiary and, to the knowledge of Seller, each other party to each Material Contract or Other Franchise/Physician Agreement, have performed all material obligations required to be performed by them to date under the Material Contracts or the Other Franchise/Physician Agreements and neither the Company nor any Company Subsidiary is (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder and, to the knowledge of Seller, no other party to any of the Material Contracts and the Other Franchise/Physician Agreements, as of the date hereof, is (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder, except to the extent that such breach or default has not had and would not reasonably be expected to have a Material Adverse Effect. To the knowledge of Seller, no party to any Material Contract or Other Franchise/Physician Agreement has given the Company or any Company Subsidiary notice of its intention to cancel, terminate, change the scope of rights under, decrease its services or supplies to the Company or the Company Subsidiaries or its usage of the services or products of the Company or the Company Subsidiaries under, or not to renew any Material Contract or Other Franchise/Physician Agreement, except to the extent that such cancellation, termination, change, decrease or non-renewal has not had and would not reasonably be expected to have a Material Adverse Effect. Seller has made available to Buyer true, correct and complete copies of each Material Contract and Other Franchise/Physician Agreement.

SECTION 4.13                                      Litigation.  Section 4.13 of the Seller Disclosure Schedule sets forth a list, as of the date of this Agreement, of all pending or threatened in writing criminal, civil and administrative actions, suits, claims, hearings, proceedings, arbitrations, mediations, audits, inquiries and investigations (“Actions”) against or involving Seller, the Company or any Company Subsidiary or any of their respective properties, assets, rights, operations or businesses or, to the knowledge of Seller, any present or former officer, director or manager of the Company or any of the Company Subsidiaries (in their capacity as such) and which (a) if determined adversely to Seller, the Company or such Company Subsidiary, would reasonably be expected to result in a liability of the Company or such Company Subsidiary of more than $100,000, (b) seek any material injunctive relief or (c) challenge, or seek any legal restraint on, modification of, or prohibition against, the transactions contemplated by this Agreement.  Neither the Company nor any Company Subsidiary nor any of their respective properties, assets, rights, operations or businesses nor, to the knowledge of Seller, any present or former officer, director or manager of the Company or any of the Company Subsidiaries (in their capacity as such) is a party or subject to or in default under any material Order applicable to it or any of its respective properties, assets, rights, operations or businesses. This Section 4.13 does not relate to matters with respect to environmental matters, which are the subject of Section 4.16(c), or to matters with respect to employee benefits or ERISA matters, which are the subject of Section 4.14.

SECTION 4.14                                      Benefit Plans.  (a) Section 4.14(a) of the Seller Disclosure Schedule contains a list of all material written “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”)) and all other material employment, severance, consulting, vacation benefits, post-retirement, bonus, stock option, deferred and incentive compensation plans and programs (excluding workers’ compensation, unemployment compensation and other government programs) (a) maintained or contributed to by the Company or any Company Subsidiary or (b) maintained or contributed to by Seller or any of its Affiliates for the benefit of employees of the Company or any Company Subsidiary or for which the Company or any Company Subsidiary may reasonably be expected to have any liability (all of the foregoing collectively, the “Company Benefit Plans”).

(b)                                 Each Company Benefit Plan is in compliance in all material respects with, to the extent applicable to such plan, ERISA, the Code, and all Applicable Laws.  Neither the Company nor any Company Subsidiaries nor any entity which is considered a “single employer” with the Company or any Company Subsidiaries under Section 414(b), (m) or (o) of the Code maintains or has an obligation to contribute to (i) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (ii) a plan described in Section 413 of the Code, (iii) a plan subject to Title IV of ERISA or (iv) a plan subject to the minimum funding standards of Section 412 of the Code.  As of the date hereof, no proceedings (other than routine benefit claims) are pending or, to the knowledge of Seller, threatened against or relating to any Company Benefit Plan, or any fiduciary thereof.

(c)                                  No Company Benefit Plan provides benefits with respect to any former or current employee of the Company or any Company Subsidiary, or any spouse or dependent of any such employee, beyond the employee’s retirement or other termination of employment with the Company or any Company Subsidiary other than (1) coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code, or (2) benefits in the nature of severance pay with respect to one or more of the employment contracts set forth on Section 4.14(a) of the Seller Disclosure Schedule.

(d)                                 The Company and all Company Subsidiaries have in all material respects paid or caused to be paid all amounts, if any, required to be paid by such entities to or in respect of any Company Benefit Plan under Applicable Law or the terms of such Company Benefit Plan, and, as to the Company Benefit Plans, all required payments, premiums, contributions and distributions for all periods ending prior to the Closing Date have been made or properly accrued, except as would not reasonably be expected to result in any material liability of the Company and all Company Subsidiaries.

(e)                                  Neither the Company nor any Company Subsidiary has made any payments, and are not and will not become obligated (under any contract entered into before the Closing and excluding any contract to which Buyer or any of its Affiliates is a party) to make any payments, that shall be nondeductible under either Code Section 162(m) or Code Section 280G (or any corresponding provisions of state, local or non-U.S. Tax law).

(f)                                   Neither the Company nor any Company Subsidiary is a party to any nonqualified deferred compensation plan, as defined in Section 409A(d)(1) of the Code and the applicable Treasury Regulations promulgated thereunder, which would be subject to a gross income inclusion by reason of Section 409A(a)(1) of the Code and the applicable Treasury Regulations promulgated thereunder.  Neither the Company nor any Company Subsidiary will be required (under any contract entered into before the Closing and excluding any contract to which Buyer or any of its Affiliates is a party) to make any payments of any nature whatsoever to any Person on account of such Person having a liability for amounts payable under Section 409A of the Code.

(g)                                  This Section 4.14 contains the sole and exclusive representations and warranties of Seller with respect to any of the Company Benefit Plans.

SECTION 4.15                                      Absence of Changes or Events.  (a) Since the date of the Balance Sheet to the date hereof, (i) there has not been any Material Adverse Effect, and (ii) the Company and the Company Subsidiaries have not collected, or accelerated the collection of, any accounts receivable or paid, or delayed the payment of, any accounts payable in a manner that is materially inconsistent with the operation of their businesses in the ordinary course of business consistent with past practice. Buyer acknowledges that there has been and will continue to be a disruption to the business of the Company and the Company Subsidiaries as a result of Seller’s intention to sell the Company to Buyer (and there may be further disruption to the business of the Company and the Company Subsidiaries as a result of the execution of this Agreement and the consummation of the transactions contemplated hereby), and Buyer agrees that such disruptions do not and shall not constitute a breach of this Section 4.15.

(b)                                 Except as contemplated by this Agreement, since the date of the Balance Sheet to the date hereof, Seller has caused the business of the Company and the Company Subsidiaries to be conducted in the ordinary course consistent with past practice and neither the Company nor any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.02.

SECTION 4.16                                      Compliance with Applicable Laws; Permits; Environmental Laws.  (a) Except as set forth in Section 4.16(a) of the Seller Disclosure Schedule, the Company and each Company Subsidiary is and has been during the past three (3) years in compliance with all federal, state, local or foreign statutes, laws, ordinances, rules, orders and regulations issued, promulgated or entered into, by or with any Governmental Entity applicable to it, its properties, rights or assets or its business or operations (“Applicable Laws”), except for instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. No criminal, civil or administrative Action has been filed, commenced or, to the knowledge of Seller, threatened against Seller, the Company or any Company Subsidiary that alleges that the Company or any Company Subsidiary is in violation in any material respect with any Applicable Laws. There has occurred during the past two (2) years no default under, or violation of, any of the Permits necessary to enable the Company or any Company Subsidiary to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted and the Company and each of the Company Subsidiaries is in compliance with the terms of such Permits, except for any such default, violation or noncompliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The consummation of the transactions contemplated by this Agreement will not cause the revocation, modification or cancellation of any material Permit. This Section 4.16(a) does not relate to matters with respect to Taxes, which are the subject of Section 4.08, to employee benefit or ERISA matters which are the subject of Section 4.14 or to environmental matters, which are the subject of Section 4.16(c).

(b)                                 None of the Company or any Company Subsidiary or, to the knowledge of Seller, any of their officers, directors, employees, agents or representatives, has, in the course of its actions for, or on behalf of, any of them violated any provision of the United States Foreign Corrupt Practices Act of 1977, as amended (the “Foreign Corrupt Practices Act”) or any other material United States and foreign Laws concerning corrupting payments or practices, and each of the Company and the Company Subsidiaries is in compliance with the Foreign Corrupt Practices Act and any other material United States and foreign Laws concerning corrupting payments or practices. During the past three (3) years, neither Seller, the Company nor any Company Subsidiary has been investigated by any Governmental Entity with respect to, or given notice by a Governmental Entity of, any violation by the Company or any Company Subsidiary of the Foreign Corrupt Practices Act or any other United States or foreign Laws concerning corrupting payments or practices. The Company and the Company Subsidiaries have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with the Foreign Corrupt Practices Act and any other United States or foreign Laws concerning corrupting payments or practices.

(c)                                  Except as set forth in Section 4.16(c) of the Seller Disclosure Schedule, and except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) neither Seller nor the Company nor any Company Subsidiary has received any written communication during the past five (5) years from a Governmental Entity of any Action, or is the subject of any Order that is open, pending, unresolved or, to the knowledge of Seller, threatened against the Company or any Company Subsidiary, alleging that the Company or any Company Subsidiary is in violation of any Environmental Laws (as hereinafter defined) or that it is a potentially responsible party under the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), (ii) no property or facility currently owned, operated or leased by the Company or any Company Subsidiary and, to the knowledge of Seller, no property or facility formerly owned, operated or leased by the Company, any Company Subsidiary or any of their predecessors in interest, is listed or proposed for listing on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under CERCLA, or on any comparable foreign or state list established under any Environmental Law, (iii) the Company and the Company Subsidiaries collectively hold, and are, and for the past five (5) years have been, in compliance with, all permits, licenses and governmental authorizations required under Environmental Laws for the Company and the Company Subsidiaries to conduct the business of the Company and the Company Subsidiaries, and neither the Company nor any Company Subsidiary has received written notice that any such permit, license or governmental authorization possessed by the Company or any Company Subsidiary will be revoked, suspended or will not be renewed, (iv) the Company and the Company Subsidiaries are, and for the past five (5) years have been, in compliance with all Environmental Laws, (v) neither the Company nor any of the Company Subsidiaries is investigating or remediating, nor has either agreed to pay for the investigation or remediation of, or entered into or agreed to any consent decree or order, which decree or order is still in effect, and is not subject to any outstanding judgment, decree or judicial order with respect to any property currently or formerly owned, leased or operated by the Company or any Company Subsidiary relating to compliance with any Environmental Law or to the Release, investigation or cleanup of Hazardous Substances under any Environmental Law, (vi) neither the Company nor any Company Subsidiary has retained or assumed any environmental liability by Contract that has not been fully resolved, and that would reasonably be expected to result in costs to the Company or any Company Subsidiary and (vii) (A) there has been no Release of any Hazardous Substance generated, used, owned, stored or controlled by the Company or any of the Company Subsidiaries on, at, or under any property presently or formerly leased or operated, or formerly owned, by the Company or any Company Subsidiary and (B) to the knowledge of Seller, there are no Hazardous Substances located in, at, on, or under any property presently or formerly leased or operated, or formerly owned, by the Company or any Company Subsidiary in either case (A) or (B) that would reasonably be expected to require any investigation, removal, remedial or corrective action by the Company or any Company Subsidiary or that would reasonably be expected, individually or in the aggregate, to result in liabilities of, or losses, damages or costs (including, response costs, corrective action costs, damages for personal injury or property damage, or natural resource damages) to the Company or any Company Subsidiary under any Environmental Law. The representations and warranties made in this Section 4.16(c) are Seller’s exclusive representations and warranties relating to environmental matters. As used in this Agreement, the term “Environmental Laws” means any and all applicable statutes, laws (including common law), regulations, ordinances, rules, orders or decrees now or previously in effect and in any such case entered into, issued or promulgated in final form by any Governmental Entity, relating to the environment, preservation or reclamation of natural resources, the management or Release of Hazardous Substances, noise emissions, or otherwise relating to pollution or protection of the outdoor or indoor environment or health or safety related to exposure to Hazardous Substances, including, without limitation, CERCLA, the Federal Water Pollution Control Act, the Clean Air Act of 1970, the Toxic Substances Control Act of 1976, the Resource Conservation and Recover Act of 1976, the Emergency Planning and Community Right to Know Act of 1986, the Safe Drinking Water Act of 1974, the Hazardous Materials Transportation Act, and any similar or implementing state or local law, and all amendments thereto or regulations promulgated thereunder. As used in this Agreement, the term “Hazardous Substances” means any contaminant, pollutant or hazardous, toxic, biohazardous or dangerous waste, material, constituent or substance that is defined or regulated as such in, for purposes of, or gives rise to liability under, any Environmental Law. As used in this Agreement, the term “Release” has the same meaning as set forth in Section 9601(22) of CERCLA.

SECTION 4.17                                      Regulatory Compliance.  (a) As to each product subject to the United States Federal Food, Drug, and Cosmetic Act of 1938, as amended (21 U.S.C. §§ 301 et. seq. (the “FDCA”) and the regulations of the United States Food and Drug Administration (the “FDA”) promulgated thereunder that has been distributed and/or marketed by or on behalf of the Company or any of the Company Subsidiaries (each such product, a “Medical Device”), during the past two (2) years, neither the Company nor any of the Company Subsidiaries has received any written notice from the FDA or any other Governmental Entity (i) contesting the distribution or marketing of any Medical Device distributed or marketed by the Company or any of the Company Subsidiaries or (ii) otherwise alleging any violation that would be material to the Company and the Company Subsidiaries taken as a whole applicable to any Medical Device by the Company or any of the Company Subsidiaries of the FDCA or the FDA.  Neither the

Company nor any Company Subsidiary has ever developed, manufactured, tested (for purposes of seeking FDA approval) or labeled (as the manufacturer of the device) any Medical Device, nor has any Medical Device ever been developed, manufactured, tested (for purposes of seeking FDA approval) or labeled (as the manufacturer of the device) by or on behalf of the Company or any Company Subsidiary.

(b)                                 There are no, and during the past two (2) years there have been no proceedings by any Governmental Entity pending or threatened in writing seeking the recall, correction, removal, withdrawal, suspension, seizure or discontinuance of any Medical Device against the Company or any of the Company Subsidiaries.

(c)                                  During the past two (2) years, neither the Company nor any of the Company Subsidiaries has received any written notice that the FDA or any other Governmental Entity has (i) commenced, or threatened in writing to initiate, any action or request the recall of any Medical Device, or (ii) commenced, or threatened in writing to initiate, any action to enjoin distribution of any Medical Device.

(d)                                 During the past two (2) years, neither the Company nor any of the Company Subsidiaries have received any FDA Form 483, written notice of adverse finding, warning letter, untitled letter or other correspondence or written notice from the FDA or other Governmental Entity.

(e)                                  Neither the Company nor any Company Subsidiary provides any medical or supervisory services, all of which are provided by or through the franchisees under the Franchise Agreements or the physicians or other medical doctors under the Physician Agreements.

SECTION 4.18                                      Employee and Labor Matters.  Except as set forth in Section 4.18 of the Seller Disclosure Schedule, (a) none of the Company’s or the Company Subsidiaries’ employees is represented for purposes of collective bargaining by any labor organization and there is not and in the past three years has not been, any labor strike, dispute, work stoppage or lockout pending, or, to the knowledge of Seller, threatened, against the Company or any Company Subsidiary; (b) to the knowledge of Seller, no union organizational campaign is in progress with respect to the employees of the Company or any Company Subsidiary and no question concerning representation exists respecting such employees; (c)  there is no unfair labor practice charge or complaint against the Company or the Company Subsidiaries pending, or, to the knowledge of Seller, threatened, before the National Labor Relations Board; (d) there are no pending, or, to the knowledge of Seller, threatened, union grievances against the Company or any of the Company Subsidiaries as to which there is a reasonable possibility of adverse determination and that, if so determined, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; (e) there are no pending, or, to the knowledge of Seller, threatened, charges against the Company or any of the Company Subsidiaries or any of their respective current or former employees before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices; (f) neither Seller nor the Company has received written notice of the intent of any

Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation of the Company or any Company Subsidiary and, to the knowledge of Seller, no such investigation is in progress; and (g) the Company and each Company Subsidiary is in compliance with all Laws concerning employment, wages and labor, including, without limitation, provisions thereof relating to equal opportunity, hours of work, immigration, collective bargaining and occupational health and safety except for such non-compliance as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

SECTION 4.19                                      Material Services Provided by Seller or Its Affiliates.  Except to the extent any of the Support Services set forth in Section 4.19 of the Seller Disclosure Schedule are material, Seller and its Affiliates provide no material services to the Company or the Company Subsidiaries.  Except as set forth in Section 4.19 of the Seller Disclosure Schedule, neither Seller nor its subsidiaries (other than the Company and the Company Subsidiaries) nor any officer or director of Seller, the Company or the Company Subsidiaries nor, to the knowledge of Seller, any stockholder of Seller owns any interest in any assets (including fixed assets, inventories and Intellectual Property Rights) that are used exclusively or primarily in the conduct of the business of the Company and the Company Subsidiaries. Except as set forth in Section 4.19 of the Seller Disclosure Schedule, at or prior to the Closing, all Affiliate Material Contracts shall be terminated.

SECTION 4.20                                      Franchise Matters.  (a) Section 4.20(a) of the Seller Disclosure Schedule sets forth a true and complete list of all Franchise Agreements representing revenues to the Company and the Company Subsidiaries in excess of 2% of the EBITDA contribution to the Company and the Company Subsidiaries taken as a whole by Franchise for the fiscal year ended June 30, 2012 (a “2% EBITDA Contribution”, and each such Franchise Agreement, a “Material Franchise Agreement”).  Except as set forth in Section 4.20(a) of the Seller Disclosure Schedule, none of the Material Franchise Agreements are subject to or affected by any “side letter,” modification, amendment, addendum, or waiver, and none of the Other Franchise Agreements are subject to or affected by any “side letter,” modification, amendment, addendum, or waiver that has not previously been delivered to Buyer.

(b)                                 The Company and each Company Subsidiary have, at all times since January 1, 2004, offered, sold and renewed Franchises (and otherwise conducted its or their Franchise business and activities) in compliance with all Applicable Laws, including all Franchise Laws, except for such non-compliance as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(c)                                  The Company and each Company Subsidiary have at all times during the past four (4) years complied with the Relationship Laws, except for such non-compliance as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(d)                                 Section 4.20(d) of the Seller Disclosure Schedule sets forth the name and address of each current Franchisee and identifies the top ten Franchisees based upon the total royalties paid by each such Franchisee to the Company and the Company Subsidiaries, taken as a whole, during the fiscal year ending June 30, 2012.

(e)                                  No party to a Franchise Agreement has notified the Company or any of the Company Subsidiaries in writing that it plans to close and not re-open its Franchise, terminate its Franchise Agreement, sell its Franchise, not renew its Franchise Agreement (when due or otherwise), cease to meet the obligations under its Franchise Agreement or cease to operate, leave or abandon its Franchise.

(f)                                   To the knowledge of Seller, all funds administered by or paid to the Company or any Company Subsidiary by or on behalf of one or more Franchises at any time during the past four (4) years, including funds that Franchisees contributed for marketing, advertising and promotion and rebates and other payments made by suppliers and other third parties on account of Franchisees’ purchases from those suppliers and third parties, have been administered and spent in compliance in all material respects with the Franchise Agreements and Franchise Disclosure Documents.

(g)                                  During the past four (4) years, none of the Company and the Company Subsidiaries have used brokers or finders in connection with the offer and sale of Franchise Agreements.

(h)                                 To the extent that the Company or any Company Subsidiary offers or sells goods or services to Franchisees, such offers and sales are made in material compliance with the terms and conditions of the applicable Franchise Agreements.

(i)                                     Neither the Company nor any Company Subsidiary has offered or sold goods or services to the public in breach or violation of the terms and conditions of the applicable Franchise Agreements, including territorial exclusivity provisions, except to the extent that such breach or violation has not had and would not reasonably be expected to have a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole.

(j)                                    As used in this Section 4.20, the term “Franchise Disclosure Document” means any franchise disclosure document used by the Company or any Company Subsidiary in connection with the offer or sale of Franchises. The term “Franchisee” means a person other than the Company or any Company Subsidiary that is granted a right (whether directly by the Company or any Company Subsidiary) to develop, subfranchise and/or operate one or more Franchises within a specific geographic area or at a specific location. The term “Relationship Laws” means any franchise termination, non-renewal, unfair practices or similar Laws, including the requirements of such Laws with respect to the notice of default, time to cure and the actual termination of any franchisee or business opportunity operator. The term “Franchise Laws” means the FTC Rule and any other Law regulating the offer, sale or amendment of franchises, including any pre-sale franchise, business opportunity or seller assisted marketing plan registration or disclosure Law and including any unfair or deceptive trade practice Law. The term “FTC Rule” means the Federal Trade Commission trade regulation rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising,” 16 CFR Part 436.

SECTION 4.21                                      Insurance.  Section 4.21 of the Seller Disclosure Schedule sets forth a true and complete list of all material insurance policies maintained by or on behalf of the Company and the Company Subsidiaries as of the date of this Agreement, indicating the types of insurance, identity of insurers, premium amounts and coverages.  All of such insurance policies are in full force and effect, and neither the Company nor any Company Subsidiaries has during the past two (2) years been (a) in default with respect to its obligation under any such insurance policies or (b) denied insurance coverage.  None of the Company or any Company Subsidiary has any self-insurance or co-insurance programs.

SECTION 4.22                                      Suppliers.  Section 4.22 of the Seller Disclosure Schedule sets forth for the Company and the Company Subsidiaries, with respect to the fiscal year ended June 30, 2012, a true and complete list of the ten (10) largest suppliers of the Company and the Company Subsidiaries, taken as a whole, based on the aggregate purchases for the fiscal year ended June 30, 2012. Except as set forth in Section 4.22 of the Seller Disclosure Schedule, there are no sales representatives or third party distributors of the Company or any of the Company Subsidiaries. With respect to each supplier listed on Section 4.22 of the Seller Disclosure Schedule, no such supplier has requested or indicated in writing that it may request a material change, in the terms or prices at which such supplier provides products and services to the Company and the Company Subsidiaries.

SECTION 4.23                                      Products.  Section 4.23 of the Seller Disclosure Schedule sets forth all complaints filed in a court at any time during the past three (3) years in excess of $20,000 against the Company or the Company Subsidiaries in respect of personal injury or wrongful death alleged to have resulted from products or services provided by any of the Company or the Company Subsidiaries, including in connection with the design, manufacture, marketing, sale, distribution, servicing or use of any such products or services.

ARTICLE V

Covenants of Seller

Seller covenants and agrees as follows:

SECTION 5.01                                      Access.  From the date hereof to the Closing, Seller shall, and shall cause the Company and the Company Subsidiaries to, give Buyer and its Representatives reasonable access, during normal business hours and upon reasonable notice, to the personnel, properties, offices, books and records of the Company and the Company Subsidiaries, and furnish to Buyer’s Representatives such additional financial data and other information regarding the Company and the Company Subsidiaries as Buyer may from time to time reasonably request; provided, however, that such access does not unreasonably disrupt the normal operations of Seller or the Company or the Company Subsidiaries or cause the loss of any attorney-client privilege.

SECTION 5.02                                      Ordinary Conduct.  (a) Except as set forth in Section 5.02 of the Seller Disclosure Schedule or otherwise contemplated by the terms of this Agreement, from the date hereof to the Closing, Seller shall, and shall cause the Company and each Company Subsidiary to, conduct the business of the Company and the Company Subsidiaries in all material respects in the ordinary course consistent with past practice in substantially the same manner as presently conducted and shall use commercially reasonable efforts to preserve its relationships with Franchisees, customers, suppliers, licensors, licensees, distributors and others having significant business dealings with it, its current business organization and goodwill and its assets and properties in good repair and condition, and to maintain capital expenditure levels consistent with past practice; provided that Seller shall not be obligated to, directly or indirectly, provide any funds to the Company or any of the Company Subsidiaries.

(b)                                 Except as set forth in Section 5.02 of the Seller Disclosure Schedule or otherwise contemplated by the terms of this Agreement, neither the Company nor any Company Subsidiary shall, and Seller shall not permit the Company or any Company Subsidiary to, do any of the following without the prior written consent of Buyer (which consent, if the Closing has not occurred by the date that is six months after the date hereof, shall not be unreasonably withheld, delayed or conditioned in the case of clauses (v), (viii), (xi), (xii), (xiii), (xvi), (xvii) or (xviii) below):

(i)                                     propose or adopt any amendments to its Certificate of Incorporation or Bylaws or similar charter documents;

(ii)                                  declare, set aside or pay any dividend or make any other distribution (whether in cash, stock or property) to its stockholders whether or not upon or in respect of any shares of its capital stock or otherwise make any payments to its equityholders in their capacity as such, other than dividends or other distributions paid or made solely to the Company or any other Company Subsidiary by a direct or indirect wholly owned Company Subsidiary; provided, however, that (A) Buyer acknowledges that the Company does not maintain cash balances and, at the time of the Closing, Seller will withdraw any cash balances of the Company, and (B) dividends and distributions of cash shall continue to be made by the Company to Seller or its Affiliates following the Closing Date until all cash balances of the Company up through the close of business on the Closing Date have been distributed to Seller or its Affiliates.  The final distribution of such amounts shall occur no later than 90 days following the Closing Date;

(iii)                               redeem or otherwise acquire any shares of its capital stock or issue or authorize the issuance of, or split, combine, reclassify or subject to any Lien, any capital stock or any option, warrant, “phantom” stock, “phantom” stock right, stock appreciation right or other right relating thereto or any securities convertible into or exchangeable for any shares of capital stock;

(iv)                              authorize or adopt, or publicly propose, (A) a plan of complete or partial liquidation or dissolution of the Company or any Company Subsidiary or (B) to merge or consolidate the Company with or into any other person;

(v)                                 (A) grant to any executive officer or employee of the Company or any Company Subsidiary any increase in, or agree to increase, compensation (including bonus) or benefits paid or due to, or enter into or amend any employment, change-in-control or severance agreement with such executive officer or employee, (B) grant any bonuses to any directors, officers or employees of the Company or any Company Subsidiary, (C) enter into or adopt any Company Benefit Plan or amend, terminate or modify in any material respect any existing Company Benefit Plan, except in each case to the extent that such action relates to a Company Benefit Plan that covers employees of the Seller and its Affiliates generally, or enter into or adopt any new collective bargaining agreement (or amend, modify or terminate any existing collective bargaining agreement), or (D) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, except in each case in the ordinary course of business consistent with past practice or as may be required under existing agreements and except for any increases for which Seller (or any of its Affiliates other than the Company and the Company Subsidiaries) shall be solely obligated;

(vi)                              incur or assume, or modify in any respect materially adverse to the Company and the Company Subsidiaries, taken as a whole, the terms of, any Indebtedness or guarantee or otherwise become responsible for any such Indebtedness of another person, or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of the Company or any of the Company Subsidiaries, other than in the ordinary course of business consistent with past practice; provided that in no event shall the Company or any Company Subsidiary incur, assume or guarantee any long-term Indebtedness for borrowed money;

(vii)                           permit, allow or suffer any of its properties or assets to become subjected to any mortgage, Lien, security interest, encumbrance, easement, covenant, right of way or other similar restriction of any nature whatsoever which would have been required to be set forth in Section 4.09 or 4.10 of the Seller Disclosure Schedule if existing on the date of this Agreement;

(viii)                        (A) cancel any material Indebtedness (individually or in the aggregate) or waive any claims or rights of material value or (B) make any loans or advances to any person, other than loans or advances made in the ordinary course of business consistent with past practice;

(ix)                              except for (A) dividends and distributions permitted under clause (ii) above, and (B) intercompany transactions in the ordinary course of business consistent with past practice or necessary to settle intercompany accounts prior to the Closing, pay, loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any agreement or arrangement with, Seller or any of its Affiliates other than the Company and the Company Subsidiaries;

(x)                                 make any change in any method of financial accounting or accounting practice, principle or policy or practices affecting the reported consolidated assets, liabilities or results of operations of the Company or the Company Subsidiaries, including but not limited to (A) decreasing the amount of any reserves for doubtful accounts receivable or writing down or writing up the value of any inventory or equipment or other asset, except for decreases or write downs or write ups in the ordinary course of business consistent with past practice and (B) with respect to the payments of accounts payable and collections of accounts receivable, other than those required by United States generally accepted accounting principles or applicable Law;

(xi)                              acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets (other than inventory), except for purchases of assets in the ordinary course of business consistent with past practice;

(xii)                           make or incur any capital expenditure that is not currently approved in writing or budgeted which, individually, is in excess of $100,000 or make or incur any such expenditures which, in the aggregate, are in excess of $250,000;

(xiii)                        sell, lease or otherwise dispose of any of its assets which are material, individually or in the aggregate, to the business of the Company and the Company Subsidiaries, taken as a whole, except in the ordinary course of business consistent with past practice or enter into any lease of any personal property except leases entered into in the ordinary course of business consistent with past practice with aggregate lease payments not in excess of $250,000;

(xiv)                       enter into any lease of real property, except any renewals of existing leases in the ordinary course of business consistent with past practice or as contemplated by the existing budget/forecast of the Company for 2012;

(xv)                          modify, amend, terminate or permit the lapse of any lease of, or reciprocal easement agreement, operating agreement or other material agreement relating to, real property (except modifications or amendments associated with renewals of existing leases in the ordinary course of business consistent with past practice)

(xvi)                       other than in the ordinary course of business consistent with past practice, enter into, amend or waive any material right under or, other than substantially pursuant to its current terms, terminate any Material Contract or Other Franchise/Physician Agreement;

(xvii)                    waive, release, assign, settle or compromise any Action or threatened Action other than settlements or compromises of Actions that involve solely cash payments where the amount paid by the Company and the Company Subsidiaries (less the amount reserved for such matters by the Company and the Company Subsidiaries and less the amount of any insurance recoveries) in settlement or compromise does not exceed $100,000 in the aggregate;

(xviii)                 make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company and the Company Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company or any Company Subsidiary for any Tax period beginning after the Closing Date other than as a result of a decrease, change or adjustment to any Tax attribute of the Company or the Company Subsidiaries; or

(xix)                       agree, whether in writing or otherwise, to do any of the foregoing.

(c)                                  Prior to and on the Closing Date, Seller shall promptly notify Buyer of:

(i)                                     any notice or other communication Seller receives from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement; and

(ii)                                  any material notice or other material oral or written communication Seller receives from any Governmental Entity in connection with the transactions contemplated by this Agreement.

SECTION 5.03                                      Certain Matters.  Effective upon and subject to the Closing, Seller hereby assigns to the Company all of its rights under all confidentiality and non-disclosure agreements entered into by Seller with any person who would be considered a strategic buyer (as opposed to a financial buyer) concerning the proposed sale of the Company, to the extent that Seller is permitted to assign such rights without the consent of any such other person, and then only to the extent such rights relate to the Company and the Company Subsidiaries.

SECTION 5.04                                      Exclusivity.  From the date hereof through the Closing Date or the earlier termination of this Agreement, Seller shall not, and Seller shall cause the Company and the Company Subsidiaries and instruct its and their respective directors, officers, managers, partners, financial advisors and other Representatives not to, directly or indirectly, knowingly encourage, solicit, initiate or facilitate any inquiries or proposals from, discuss or negotiate with, or provide any non-public information to, any person concerning any merger, sale of substantially all of the assets, sale of more than 2% of the outstanding shares of capital stock or similar transaction involving the Company or any Company Subsidiary or enter into any agreement or with respect thereto.  Upon execution of this Agreement, Seller shall, and shall cause the Company and the Company Subsidiaries and instruct its and their respective directors, officers, managers, partners, financial advisors and other Representatives to, immediately cease and cause to be terminated all existing activities, discussions or negotiations with any person conducted heretofore with respect to any merger, sale of substantially all of the assets, sale of more than 2% of the outstanding shares of capital stock or similar transaction involving the Company or any Company Subsidiary. Seller shall promptly request the prompt return or written acknowledgement of destruction of all confidential information previously furnished to such parties or their Representatives in connection with any merger, sale of substantially all of the assets, sale of more than 2% of the outstanding shares of capital stock or similar transaction involving the Company or any Company Subsidiary to the extent that Seller, the Company or any Company Subsidiary is entitled to have such documents returned or destroyed.

SECTION 5.05                                      Non-Competition; Non-Interference.  (a) For a period of three (3) years from the Closing Date, Seller shall not, acting individually or as an owner, shareholder, member, partner, or independent contractor of any person other than Buyer or one of its Subsidiaries or Affiliates, and Seller shall cause its Subsidiaries not to, directly or indirectly, establish, own, manage, operate, control, acquire, invest in or otherwise engage or participate in any business, operation or activity that is engaged primarily in the business of non-surgical hair replacement systems or hair transplants, in each case of the type provided by the Company or a Company Subsidiary as of the date of this Agreement, or EXT® Extreme hair therapy treatments provided exclusively by the Company or a Company Subsidiary as of the date of this Agreement (a “Competing Business”) within a one hundred (100) mile radius of any HCI Location; provided, however, that Seller and its Subsidiaries may, directly or indirectly, (i) hold, solely as an investment, interests in or securities of or indebtedness of any person engaged in a Competing Business to the extent that such investment does not, directly or indirectly, result in Seller or any of its Subsidiaries owning five percent (5%) or more of any class of securities or indebtedness of such person, or (ii) acquire or own a person engaged in a Competing Business if such Competing Business activities of such person account for less than five (5%) of such person’s consolidated annual revenues.  Notwithstanding anything herein to the contrary, and for the avoidance of doubt, any business, operation or activity that Seller or any of its Subsidiaries (other than the Company and the Company Subsidiaries) owns, manages, operates, controls or is engaged in or participates in as of the date of this Agreement shall not be deemed to breach or violate any of the restrictions or covenants contained in this Section 5.05.

(b)                                 The parties hereto acknowledge that the covenants set forth in this Section 5.05 are a material inducement to Buyer to enter into this Agreement. The parties hereto acknowledge that this Section 5.05 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement or any other document contemplated by this Agreement.

(c)                                  It is the intention of the parties hereto that if any of the restrictions or covenants contained in this Section 5.05 is held to cover a geographic area or to be for a length of time which is not permitted by Applicable Law, or in any way construed to be too broad or to any extent invalid, such restrictions or covenants shall not be held to be null, void and of no effect, but to the extent such restrictions or covenants would be valid or enforceable under any Applicable Law, if modified, a court of competent jurisdiction shall construe and interpret or modify this Section 5.05 to provide for a covenant having the maximum enforceable geographic area, time period and scope (not greater than those contained in this Section 5.05) that would be valid and enforceable under such Applicable Law.

SECTION 5.06                                      Pre-Closing Balance Sheet.  At least three business days prior to the Closing Date, Seller shall deliver to Buyer an unaudited statement of assets (the “Pre-Closing Balance Sheet”) of the Company as of the last day of the month immediately preceding the month in which the Closing occurs in substantially the same form as such unaudited statements of assets have previously been prepared by the Company consistent with past practice.

SECTION 5.07                                      No Additional Representations.  Seller acknowledges and agrees (on behalf of itself and its Affiliates) that (a) neither Buyer nor any other person has made any representation or warranty, expressed or implied, with respect to the transactions contemplated by this Agreement or as to the accuracy or completeness of any information regarding Buyer furnished or made available to Seller, the Company or the Company Subsidiaries and their representatives, except as expressly set forth in this Agreement, (b) Seller and its Affiliates have not relied on any representation or warranty from Buyer or any other person with respect to Buyer or any other matter, except for the representations and warranties expressly set forth in this Agreement and (c) neither Buyer nor any other person shall have or be subject to any liability to Seller or any other person resulting from the distribution to Seller, or Seller’s use of, any such information except as and to the extent any such information is expressly set forth in (or expressly required to be set forth in) a representation or warranty in this Agreement.

ARTICLE VI

Representations and Warranties of Buyer

Buyer hereby represents and warrants to Seller as follows:

SECTION 6.01                                      Authority.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of Japan.  Buyer has all requisite corporate power and authority to enter into and deliver this Agreement and the Other Transaction Documents, and to perform its obligations hereunder and thereunder. Buyer has all requisite corporate power and authority to consummate the transactions contemplated hereby and thereby.  All corporate acts and other proceedings required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement and the Other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the other party hereto, constitutes, and the Other Transaction Documents on the Closing Date will be duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the other parties thereto, will constitute, a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Bankruptcy and Equity Exception.

SECTION 6.02                                      No Conflicts; Consents.  (a) The execution, delivery and performance of this Agreement by Buyer does not, and the execution, delivery and performance of the Other Transaction Documents by Buyer will not, and the consummation by Buyer of the transactions contemplated hereby and thereby and compliance by Buyer with the terms hereof and thereof will not, conflict with, or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Liens in or upon any of the properties, rights or assets of Buyer or any subsidiary of Buyer under, or require any consent, waiver or approval by, or any notice to, any provision of or any person under (i) the Certificate of Incorporation or Bylaws of Buyer (or the comparable governing instruments of any subsidiary of Buyer), or (ii) any material note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which Buyer or any subsidiary of Buyer is a party or by which any of their respective properties, rights or assets is subject, or (iii)(A) any Order applicable to Buyer or any subsidiary of Buyer or any of its or their properties, rights or assets, or (B) subject to the matters referred to in clauses (i) and (ii) of paragraph (b) below, any statute, law, ordinance, rule or regulation applicable to Buyer or any subsidiary of Buyer or any of their respective properties, rights or assets, other than, in the case of clause (iii) of this paragraph (a), any such items that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

(b)                                 No consent, approval, license, permit, order, qualification or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Buyer or any subsidiary of Buyer in connection with the execution, delivery and performance of this Agreement or the Other Transaction Documents or the consummation of the transactions contemplated hereby or thereby other than (i) compliance with and filings under the HSR Act, if applicable, and (ii) those that may be required solely by reason of Seller’s participation in the transactions contemplated hereby.

SECTION 6.03                                      Securities Act.  The Shares purchased by Buyer pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and Buyer shall not offer to sell or otherwise dispose of the Shares so acquired by it in violation of any of the registration requirements of the Securities Act of 1933, as amended.

SECTION 6.04                                      Actions and Proceedings, etc.  There are no (a) outstanding judgments, orders, injunctions or decrees of any Governmental Entity or arbitration tribunal against Buyer or any of its Affiliates, (b) lawsuits, actions or proceedings pending or, to the knowledge of Buyer, threatened against Buyer or any of its Affiliates, or (c) investigations by any Governmental Entity which are, to the knowledge of Buyer, pending or threatened against Buyer or any of its Affiliates, which, in the case of each of clauses (a), (b) and (c), have had or would reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

SECTION 6.05                                      Financing.  Buyer has delivered to Seller true and complete copies of the fully executed commitment letter and related term sheets, dated as of the date of this Agreement, between Buyer and Aozora Bank, Ltd. (the “Debt Financing Commitments” or “Financing Commitments”), pursuant to which the lenders party thereto have committed, subject to the terms and conditions thereof, to lend the amounts set forth therein (the “Debt Financing” or “Financing”). Prior to the date of this Agreement, none of the Financing Commitments has been amended or modified, and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. Each of the Debt Financing Commitments, in the form so delivered, is in full force and effect as of the date of this Agreement and constitutes a legal, valid and binding obligation of Buyer and, to the knowledge of Buyer, the other parties thereto, subject to the Bankruptcy and Equity Exception. The obligations to make the Financing available to Buyer pursuant to the terms of the Financing Commitments are not subject to any conditions other than the conditions set forth in the Financing Commitments. As of the date of this Agreement, (i) none of the Financing Commitments has been supplemented, modified or amended in any material respect, (ii) no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Buyer under any term or condition of the Financing Commitments and (iii) the commitments contained in the Financing Commitments have not been withdrawn, terminated or rescinded. Buyer (x) is not aware of any fact or occurrence that makes any of the assumptions, or the representations or warranties of Buyer, in any of the Financing Commitments inaccurate in any material respect, (y) has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it or its Affiliates contained in the Financing Commitments and (z) has no reason to believe that any portion of the Financing required to consummate the transactions contemplated hereby will not be made available to Buyer on the Closing Date. Buyer has fully paid any and all commitment fees or other fees required by the Financing Commitments to be paid by it on or prior to the date of this Agreement and shall in the future pay any such fees as they become due. Subject to the terms and conditions of the Financing Commitments, the net proceeds of the Financing, if and when funded, together with other financial resources of Buyer including cash on hand, will in the aggregate provide Buyer with financing at Closing sufficient to satisfy all of Buyer’s obligations under this Agreement, including the consummation of the Purchase and Sale and the other transactions contemplated by this Agreement and the Other Transaction Documents upon the terms set forth herein and therein, including the payment of the Purchase Price and all related fees and expenses associated with the foregoing. Buyer acknowledges that its obligations under this Agreement are not conditioned upon or subject to its receipt of the proceeds made available under the Financing Commitments or any other Financing (such obligations being subject only to the satisfaction of the conditions set forth in Section 3.01).

SECTION 6.06                                      Certain Matters.  Buyer has provided to Seller, prior to the date hereof, true and correct copies of the most recent audited consolidated balance sheet of Buyer and related audited consolidated statements of income and cash flows for Buyer, and such financial statements fairly present in all material respects, in conformity with Japanese generally accepted accounting principles (“Japanese GAAP”) applied on a consistent basis, the consolidated financial position of Buyer as of the dates thereof and the consolidated results of operations and cash flows of Buyer for the periods then ended.  The books and records of Buyer and its Subsidiaries have been, and are being, maintained, in all material respects, in accordance with Japanese GAAP and any other applicable legal and accounting requirements. Since the date of its most recent audited consolidated balance sheet, the business of Buyer and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (for purposes of this sentence only, substituting “Buyer” for “the Company” in such definition).  Buyer is its own “ultimate parent entity” for purposes of the HSR Act.

SECTION 6.07                                      Certain Arrangements.  There are no Contracts or instruments, or commitments to enter into Contracts or instruments, between Buyer or any of its Affiliates, on the one hand, and any director, officer or employee of the Company or any of the Company Subsidiaries, on the other hand.

SECTION 6.08                                      Solvency.  Assuming each of the Company and the Company Subsidiaries are Solvent immediately prior to the Closing, then immediately after the Closing and after giving effect to the transactions contemplated by this Agreement, each of the Company and the Company Subsidiaries will be Solvent.

ARTICLE VII

Covenants of Buyer

Buyer covenants and agrees as follows:

SECTION 7.01                                      Confidentiality.  Buyer acknowledges that the information being provided to it in connection with the Purchase and Sale and the consummation of the other transactions contemplated hereby is subject to the terms of a confidentiality agreement between Aderans America Holdings, Inc. and Seller (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Company and the Company Subsidiaries; provided that Buyer acknowledges that any and all other information provided to it by or on behalf of Seller or Seller’s Representatives concerning Seller and its Affiliates (other than the Company and the Company Subsidiaries) shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.

SECTION 7.02                                      No Additional Representations.  Buyer acknowledges (on behalf of itself and its Affiliates) that it and its representatives have received or been afforded the opportunity to review prior to the date hereof all written materials which Seller was required to deliver or make available, as the case may be, to Buyer pursuant to this Agreement on or prior to the date hereof. Buyer acknowledges (on behalf of itself and its Affiliates) that it and its representatives have been permitted full and complete access to the books and records, facilities, equipment, tax returns, contracts, insurance policies (or summaries thereof) and other properties and assets of the Company and the Company Subsidiaries that it and its representatives have desired or requested to see and/or review, and that it and its representatives have had a full opportunity to meet with the partners, officers and employees of Seller, the Company and the Company Subsidiaries to discuss the businesses and assets of the Company and the Company Subsidiaries. Buyer acknowledges and agrees (on behalf of itself and its Affiliates) that (a) none of Seller, the Company, or any other person has made any representation or warranty, expressed or implied, with respect to the transactions contemplated by this Agreement or as to the accuracy or completeness of any information regarding the Company and the Company Subsidiaries furnished or made available to Buyer and its representatives, except as expressly set forth in this Agreement or the Seller Disclosure Schedule, (b) Buyer and its Affiliates have not relied on any representation or warranty from Seller, the Company or any other person with respect to the Company, the Shares, the business of the Company or any other matter, except for the representations and warranties expressly set forth in this Agreement, (c) none of Seller, the Company or any other person shall have or be subject to any liability to Buyer or any other person resulting from the distribution to Buyer, or Buyer’s use of, any such information (including the Confidential Information Memorandum concerning the Company and its business prepared by Bank of America Merrill Lynch) and any information, documents or material made available to Buyer in certain “data rooms”, management presentations or in any other form in expectation of the transactions contemplated hereby except as and to the extent any such information is expressly set forth in (or expressly required to be set forth in) a representation or warranty in this Agreement or in the Seller Disclosure Schedules and (d) SHOULD THE CLOSING OCCUR, THE SHARES (AND THEREFORE THE COMPANY) ARE ACQUIRED BY BUYER WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS.

SECTION 7.03                                      No Use of Certain Names.  Buyer shall cause the Company and the Company Subsidiaries promptly, and in any event (a) within 45 days after Closing, to revise product and service literature and labeling to delete all references to the Names and (b) within 45 days after Closing, to change signing and stationery and otherwise discontinue use of the Names; provided, however, that for a period of 45 days from the Closing Date (or, in the event that despite the Company and the Company Subsidiaries using reasonable best efforts to discontinue use of the names, a longer period is needed by the Company and the Company Subsidiaries but not to exceed in any event 65 days after the Closing or, in the event of marketing materials, 95 days after the Closing; provided that the Company and the Company Subsidiaries continue to use their reasonable best efforts to discontinue use of the Names) the Company and the Company Subsidiaries may continue to distribute product and service literature that uses any Names and distribute products and services with labeling that uses any Names to the extent that such product and service literature and labeling exists on the Closing Date. In no event shall Buyer or the Company or any of the Company Subsidiaries use any Names after the Closing in any manner or for any purpose different from the use of such Names by the Company and the Company Subsidiaries during the 45-day period preceding the Closing.  “Names” means “Regis” any variations and derivatives thereof and any other logos or trademarks of Seller or its Affiliates not included in Section 4.11 of the Seller Disclosure Schedule.

SECTION 7.04                                      Buyer Activity on Closing Date.  On the Closing Date, Buyer shall cause the Company and the Company Subsidiaries to conduct their business in the ordinary course in substantially the same manner as presently conducted and on the Closing Date shall not permit the Company or any of the Company Subsidiaries to effect any extraordinary transactions (other than any such transactions expressly required by Applicable Law or by this Agreement) that could result in Tax liability to the Company or any of the Company Subsidiaries in excess of Tax liability associated with the conduct of its business in the ordinary course.

ARTICLE VIII

Mutual Covenants

Each of Seller and Buyer covenants and agrees as follows:

SECTION 8.01                                      Consents.  Buyer acknowledges that certain consents and waivers with respect to the transactions contemplated by this Agreement may be required from parties to the Contracts listed in the Seller Disclosure Schedule and that such consents and waivers have not been obtained. Buyer agrees that Seller shall not have any liability whatsoever to Buyer arising out of or relating to the failure to obtain any consents or waivers that may be required in connection with the transactions contemplated by this Agreement or because of the termination of any Contract as a result thereof. Buyer further agrees that no representation, warranty or covenant of Seller contained herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, as a result of (a) the failure to obtain any such consent or waiver, (b) any such termination or (c) any lawsuit, action, proceeding or investigation commenced or threatened by or on behalf of any person arising out of or relating to the failure to obtain any such consent or any such termination. Prior to the Closing, Seller shall, and shall cause the Company and the Company Subsidiaries to, cooperate with Buyer, upon the request of Buyer, in any reasonable manner in connection with Buyer obtaining any such consents and waivers;

provided, however, that such cooperation shall not include any requirement of Seller or any of its Affiliates (including the Company and the Company Subsidiaries) to expend money, commence, defend or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third party.

SECTION 8.02                                      Cooperation.  (a)  Buyer and Seller shall cooperate with each other, and shall cause their officers, employees, agents, auditors and other Representatives to cooperate with each other, for a period of 60 days after the Closing to ensure the orderly transition of the Company and the Company Subsidiaries from Seller to Buyer and to minimize any disruption to the respective businesses of Seller, Buyer, the Company and the Company Subsidiaries that might result from the transactions contemplated hereby.  At all times after the Closing, upon reasonable written notice, Buyer and Seller shall furnish or cause to be furnished to each other and their employees, counsel, auditors and other Representatives access, during normal business hours, to such information and assistance relating to the Company and the Company Subsidiaries as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax returns, reports or forms or the defense of any Tax claim or assessment.  Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 8.02. Neither party shall be required by this Section 8.02 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations (or, in the case of Buyer, the business or operations of the Company and the Company Subsidiaries).

(b)  To the extent not completed prior to the Closing, Seller shall cooperate with Buyer for a period of up to 120 days following the Closing to assist Buyer in making necessary filings with the appropriate Governmental Entity or domain name registrar such that any Company Registered Intellectual Property set forth in Section 8.02(b) of the Seller Disclosure Schedule is (i) transferred to the name of the Company or a Company Subsidiary, or (ii) released from any Liens (other than Permitted Liens) thereon in favor of National Bank of Canada as of the date of this Agreement.

SECTION 8.03                                      Publicity.  Seller and Buyer agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

SECTION 8.04                                      Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement (including the provisions set forth in Sections 8.01 and 8.05), each party shall use its reasonable best efforts to cause the Closing to occur. Without limiting the foregoing or the provisions set forth in Section 8.05, Buyer and Seller shall use its respective reasonable best efforts to cause the Closing to occur as promptly as practicable after the date hereof, including to, (a) use its reasonable best efforts to consummate the transactions contemplated by this Agreement as promptly as practicable and to obtain or make as promptly as practicable, and in any event prior to the End Date, all requisite authorizations, consents, orders, approvals or filings that are or may become necessary, proper or advisable to be obtained or made respectively by them to consummate the transactions contemplated by this Agreement, and (b) cooperate with the reasonable requests of each other in seeking to obtain as promptly as practicable all such authorizations, consents, orders and approvals.  Each of Seller and Buyer shall not, and shall not permit any of its respective Affiliates to, and Seller shall cause the Company and the Company Subsidiaries not to, take or cause to be taken any action that would, or that would reasonably be expected to have the effect of delaying, impairing or impeding the receipt or making of any such required authorizations, consents, orders, approvals or filings, or result in any of the conditions set forth in Article III not being satisfied.

SECTION 8.05                                      Antitrust Matters.  (a) Each of Seller and Buyer and, to the extent applicable, their respective parents, subsidiaries and Affiliates, shall as promptly as practicable make or cause to be made, as applicable, all filings and notifications with all Government Entities that may be or may become necessary, proper or advisable under applicable Antitrust Laws to consummate and make effective the Purchase and Sale and the other transactions contemplated by this Agreement.  Seller and Buyer agree, promptly and in any event within five business days following the execution and delivery of this Agreement, (1) to file or cause to be filed with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form, if any, required under the HSR Act with respect to the Purchase and Sale (which filing, including the exhibits thereto, need not be shared or otherwise disclosed to the other party except that it shall be shared with outside counsel of the other party within 5 days of filing) and (2) to request early termination of the applicable waiting period under the HSR Act. Each of Seller and Buyer shall use its reasonable best efforts to achieve substantial compliance as promptly as practicable with any request for additional information or documentary material issued by a Governmental Entity under 15 U.S.C. § 18a(e) in conjunction with the transactions contemplated by this Agreement (a “Second Request”), and each of Seller and Buyer shall certify substantial compliance with any Second Request as promptly as practicable after the date of issue of such Second Request. Any such notification and report form and supplemental information provided in response to a Second Request shall be in substantial compliance with the requirements of the HSR Act.  Each of Buyer and Seller shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act.

(b)                                 Subject to applicable Laws relating to the sharing of information, in connection with obtaining or making all authorizations, consents, orders, approvals or filings that are or may become necessary, proper or advisable to be obtained or made to consummate the Purchase and Sale and the other transactions contemplated by this Agreement, each of Seller and Buyer shall, Seller shall cause the Company and the Company Subsidiaries to, promptly notify each other of any communication it receives from any Governmental Entity and permit outside counsel for the other party to review in advance any proposed communication by such party to any Governmental Entity and shall provide each other with copies of all correspondence, filings or communications between such party or any of its Representatives, on the one hand, and any Governmental Entity or members of the staff of any Governmental Entity, on the other hand, in each case to the extent relating to the matters that are the subject of this Agreement.  None of Buyer or Seller shall, and Seller shall cause the Company and the Company Subsidiaries not to, agree to participate in any meeting with any Governmental Entity relating to the matters that are the subject of this Agreement unless it consults with Seller or Buyer, as applicable, in advance and to the extent permitted by relevant Governmental Entity, gives Seller or Buyer, as applicable, the opportunity to attend and participate in such meeting. Each of Buyer and Seller may, as they deem advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 8.05 as “outside counsel only.”  Such competitively sensitive material and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from Buyer Seller, as the case may be, or its legal counsel.

(c)                                  Each of Seller and Buyer shall use its reasonable best efforts to obtain any clearance required by, and cause the expiration or termination of any applicable waiting period under, the HSR Act for the Purchase and Sale as soon as practicable. Notwithstanding anything to the contrary herein, and without limitation of the foregoing, if any objections are asserted under the HSR Act or any other U.S. or foreign antitrust, merger control or competition law, or any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement or any of the other Transaction Documents as violative of the HSR Act or any other U.S. or foreign antitrust, merger control or competition law, each of Seller and Buyer shall reasonably cooperate with each other.

(d)                                 Neither Seller nor Buyer will extend any waiting period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement and the Other Transaction Documents, except with the prior written consent of the other party hereto. Buyer may withdraw and resubmit its initial filing under the HSR Act with Seller’s consent (which consent shall not be unreasonably withheld or delayed), if Buyer in good faith and acting reasonably deems it advisable in order to obtain expiration of the waiting period under the HSR Act. For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

SECTION 8.06                                      Records.  (a) As soon as practicable on or after the Closing Date, Seller shall deliver or cause to be delivered to Buyer all material original agreements, documents, books, records and files, including records and files stored on computer disks or tapes or any other storage medium (collectively, “Records”), if any, in the possession of Seller and its subsidiaries (other than the Company and the Company Subsidiaries) relating to the business and operations of the Company and the Company Subsidiaries to the extent not then in the possession of the Company and the Company Subsidiaries, subject to the following exceptions:

(i)                                     Buyer recognizes that certain Records may contain incidental information relating to the Company and the Company Subsidiaries or may relate primarily to subsidiaries or divisions of Seller other than the Company and the Company Subsidiaries and that Seller may retain such Records and shall provide copies of the relevant portions thereof to Buyer; and

(ii)                                  Seller may retain all Records prepared in connection with the sale of the Shares, including bids received from other parties and analyses relating to the Company and the Company Subsidiaries.

(b)                                 After the Closing, upon reasonable written notice, Buyer and Seller agree to furnish or cause to be furnished to each other and their Representatives access, during normal business hours, to, and provide copies of, such information (including Records pertinent to the Company and the Company Subsidiaries) and assistance relating to the Company and the Company Subsidiaries as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax returns, reports or forms or the defense of any Tax claim or assessment; provided, however, that such access does not unreasonably disrupt the normal operations of Seller, Buyer, the Company or any of the Company Subsidiaries.

SECTION 8.07                                      Support Services.  Seller and its Affiliates provide the Company and the Company Subsidiaries with certain support services (“Support Services”).  The Support Services include the services listed in Section 4.19 of the Seller Disclosure Schedule.  Buyer acknowledges that all Support Services will be terminated as of the Closing Date.

SECTION 8.08                                      Financing.  (a) Prior to Closing, Seller shall cause the Company and the Company Subsidiaries to provide, and shall use its reasonable best efforts to cause the Company, the Company Subsidiaries and their respective Affiliates, officers, directors, employees, stockholders, agents and other Representatives to provide, all cooperation reasonably requested by Buyer and/or its Financing sources in connection with the arrangement of the Debt Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of Seller, the Company and the Company Subsidiaries), including (i) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers for the Financing and senior management and Representatives, with appropriate seniority and expertise, of the Company and the Company Subsidiaries), presentations, road shows, drafting sessions, due diligence sessions and sessions with rating agencies, (ii) using reasonable best efforts to facilitate the pledging of collateral, (iii) furnishing Buyer and its Financing sources as promptly as reasonably practicable with such financial and other pertinent information regarding the Company and the Company Subsidiaries as may be reasonably requested by Buyer, (iv) assisting in the preparation of documents and materials, including, but not limited to, (A) any customary offering documents, bank information memoranda, prospectuses and similar documents (including historical and pro forma financial statements and information) necessary for any of the Financing, and (B) materials for rating agency presentations, (v) cooperating with the marketing efforts for any of the Financing (including consenting to the use of the Company’s and the Company Subsidiaries’ logos; provided that such logos are used consistent with past use and solely in a manner that is not intended to or reasonably expected to harm or disparage the Company or the Company Subsidiaries or the reputation or goodwill of the Company or any of the Company Subsidiaries), (vi) using its reasonable best efforts, as appropriate, to have its independent accountants provide their reasonable cooperation and assistance and (vii) cooperating reasonably with Buyer’s

Financing sources’ due diligence, to the extent customary and not unreasonably interfering with the business of the Company or the Company Subsidiaries.  The foregoing notwithstanding, (x) no person who is a director of the Company or any Company Subsidiary at any time prior to the Closing (a “Pre-Closing Director”) shall be required to take any action with respect to the foregoing and neither the Company nor any of the Company Subsidiaries shall be obligated to take any action that requires action or approval by any Pre-Closing Director, (y) no obligation of the Company or any of the Company Subsidiaries or any of their respective Affiliates, officers, directors, employees, stockholders, agents and representatives undertaken pursuant to the foregoing shall be effective until after the Closing, and (z) none of the Company or any of the Company Subsidiaries or any of their respective Affiliates, officers, directors, employees, stockholders, agents and other Representatives shall be required to pay any commitment or other similar fee or incur any other cost or expense that is not simultaneously reimbursed by Buyer in connection with the Debt Financing prior to the Closing. Buyer shall, promptly upon request by Seller, reimburse the Company, the Company Subsidiaries and their respective Affiliates, officers, directors, employees, stockholders, agents and other Representatives for all reasonable and documented out-of-pocket costs incurred thereby in connection with such cooperation and shall indemnify and hold harmless the Company, the Company Subsidiaries and their respective Affiliates, officers, directors, employees, stockholders, agents and other Representatives for and against any and all losses suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith, unless such loss results from the indemnified party’s gross negligence or willful misconduct. All nonpublic or otherwise confidential information regarding Seller, the Company, the Company Subsidiaries and their respective Affiliates obtained by Buyer and its Affiliates, officers, directors, employees, stockholders, agents and other Representatives pursuant to this Section 8.08(a) shall be kept confidential in accordance with the Confidentiality Agreement, except that Buyer shall be permitted to disclose such information to potential syndicate members during syndication, subject to customary confidentiality undertakings by such potential syndicate members.

(b)                                 Buyer shall use its, and shall cause its Affiliates to use their, reasonable best efforts to arrange the Financing as promptly as practicable, on the terms and conditions described in the Financing Commitments, including using reasonable best efforts to (i) negotiate and finalize definitive agreements with respect thereto on the terms and conditions contained therein or on other terms that are, in the aggregate, not materially less favorable to Buyer than those contained in the Financing Commitments and in any event that do not contain Prohibited Terms, (ii) maintain in full force and effect the Financing Commitments and satisfy on a timely basis all conditions applicable to Buyer (or its Affiliates) in such definitive agreements that are within the control of Buyer (or any parent entity of Buyer), (iii) comply with its and their obligations under the Financing Commitments, not take or fail to take any action that would reasonably be expected to prevent or impede or delay or make less likely the availability of the Financing, and consummate the Financing no later than the Closing and (iv) enforce its and their rights under the Financing Commitments in the event of a breach by the Financing sources that impedes or delays the Closing. In the event that all conditions to the Financing Commitments have been satisfied in Buyer’s good faith judgment, Buyer shall use its reasonable best efforts to cause the lenders and the other persons providing such Financing to fund the Financing required to consummate the Purchase and Sale and the other transactions contemplated by this Agreement and the other Transaction Documents upon the terms set forth herein and therein on the Closing Date. In the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Financing Commitments, and such portion is reasonably required (in light of the amount of the cash on hand that Buyer has to fund the Purchase Price) to consummate the Purchase and Sale and the other transactions contemplated by this Agreement, Buyer shall promptly notify Seller and shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on terms that will still enable Buyer to consummate the Purchase and Sale and the other transactions contemplated by this Agreement and the other Transaction Documents upon the terms set forth herein and therein as promptly as practicable following the occurrence of such event, but no later than the End Date. Buyer shall deliver to Seller true and complete copies of all agreements pursuant to which any such alternative source shall have committed to provide Buyer with any portion of the Financing. Buyer shall refrain (and shall use its reasonable best efforts to cause its Affiliates to refrain) from taking, directly or indirectly, any action that would reasonably be expected to result in a failure of any of the conditions contained in the Financing Commitments or in any definitive agreement related to the Financing. Buyer shall not agree to or permit any amendment, supplement or other modification of, or waive any of its rights under, any Financing Commitments or the definitive agreements relating to the Financing without first obtaining Seller’s prior written consent; provided, however, that notwithstanding anything to the contrary herein, Buyer shall have the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under, the Financing Commitments or the definitive agreements relating to the Financing, including to add additional lenders, agents or other parties to the Financing Commitments and/or the definitive agreements relating to the Financing, provided that any such amendment, replacement, supplement or other modification to or waiver of any provision of the Financing Commitments and/or the definitive agreements relating to the Financing that amends the Financing shall not (A) impose new or additional conditions or expand upon the conditions precedent to the Financing as set forth in the Financing Commitments in a manner that would reasonably be expected to (x) make any portion of the funding of the Financing less likely to be obtained in any material respect or delay in any material respect the funding of the Financing or (y) adversely impact in any material respect the ability of Buyer to enforce its rights against the counterparties to the Financing Commitments, (B) prevent or impede or delay the consummation of the Purchase and Sale and the other transactions contemplated by this Agreement, (C) provide for terms and conditions (including any “flex” provisions) that are, in the aggregate, less favorable in any material respect to Buyer than those in the Financing Commitments and/or (D) decrease the credit worthiness or potential of the Financing to be funded at the Closing or impede or delay in any material respect the funding of the Financing or the Closing (including by way of example, but not limitation, substituting hedge funds or non-traditional financing sources in place of commercial bank financing sources) (the prohibited terms described in the preceding clause (A) through (D), “Prohibited Terms”).  Buyer shall promptly provide Seller with true, complete and correct copies of any such amendment, replacement, supplement or other modification or waiver and shall keep Seller reasonably apprised of material developments relating to the Financing. Without limiting the generality of the foregoing, Buyer shall give Seller prompt notice (x) of any material breach or default under any Financing Commitment or any definitive agreement related to the Financing by any party thereto of which Buyer becomes aware, (y) of the receipt of any written notice or other written communication, in each case from any financing source (1) with respect to any actual or potential breach, default, termination or repudiation of any provisions of any Financing Commitment or any definitive agreement related to the Financing by any party thereto or (2) with respect to any actual or potential material dispute or disagreement between or among any parties to any Financing Commitment or any definitive agreement related to the Financing with respect to the obligation to fund the Financing or the amount of the Financing to be funded at Closing and (z) if at any time for any reason Buyer believes in good faith that it will not be able to obtain all or any portion of such Financing on the terms and conditions, in the manner or from the sources contemplated by the Financing Commitments or any definitive agreements related to the Financing. As promptly as practicable, but in any event within three (3) business days of the date Seller delivers to Buyer a written request therefor, Buyer shall provide any information reasonably requested by Seller relating to any circumstance referred to in clause (A), (B) or (C) of the immediately preceding sentence. For the avoidance of doubt, failure to obtain all or any portion of the Financing (or any alternative financing) shall not in and of itself relieve or alter the obligations of Buyer to consummate the Purchase and Sale and the other transactions contemplated by this Agreement and the other Transaction Documents upon the terms set forth herein and therein (such obligation being subject only to the satisfaction of the conditions set forth in Section 3.01).

(c)                                  In the event that the Financing Commitments or definitive agreements related to the Financing are materially amended, replaced, supplemented or otherwise modified, including as a result of obtaining alternative financing in accordance with Section 8.08(b), each of Buyer and Seller shall comply with its covenants in this Section 8.08 with respect to the Financing Commitments or definitive agreements related to the Financing, as applicable, as so amended, replaced, supplemented or otherwise modified and with respect to such other alternate financing to the same extent that Buyer and Seller would have been obligated to comply with respect to the Financing.

SECTION 8.09                                      Status.  After the date hereof and prior to the Closing, Buyer and Seller shall establish a mechanism, subject to applicable Law, reasonably acceptable to both parties by which the parties will confer on a regular and continued basis regarding the general status of transactions contemplated by this Agreement, the arrangement of the Financing, the projected timing of the Closing, and the ongoing operations of the Company and the Company Subsidiaries, and communicate and consult with specific persons to be identified by each party to the other with respect to the foregoing.  Prior to the Closing, Buyer and Seller shall use their respective commercially reasonable efforts to enter into the Transition Services Agreement for the services described on Section 8.09 of the Seller Disclosure Schedule for a period of 2 months after the Closing.

ARTICLE IX

Employee and Related Matters

SECTION 9.01                                      Employee Benefits.  (a) Buyer agrees that each employee of the Company and the Company Subsidiaries who continues employment with Buyer, the Company or any of their respective subsidiaries or Affiliates after the Closing Date (a “Continuing Employee”) shall be provided with, for a period extending until the earlier of the termination of such Continuing Employee’s employment with such entities or the first anniversary of the Closing Date, with compensation and benefits that are not materially less favorable, in the aggregate, than the compensation and benefits provided by the Company and the Company Subsidiaries to such Continuing Employee immediately prior to the date of this Agreement. Nothing in this Agreement shall require Buyer or any of its subsidiaries or Affiliates to continue to employ any particular employee of the Company or any Company Subsidiary following the Closing Date.

(b)                                 Buyer shall ensure that, as of the Closing Date, each Continuing Employee receives full credit (for all purposes, including eligibility to participate, vesting, vacation entitlement and severance benefits, but excluding benefit accrual) for service with the Company and the Company Subsidiaries (or predecessor employers to the extent the Seller, the Company or any Company Subsidiary provides such past service credit under its employee benefit plans) under each of the comparable employee benefit plans, programs and policies of Buyer, the Company or the relevant subsidiary, as applicable, in which such Continuing Employee becomes a participant; provided, however, that no such service recognition shall result in any duplication of benefits.  As of the Closing Date, Buyer shall, or shall cause the Company or relevant subsidiary to, credit to Continuing Employees the amount of vacation time that such employees had accrued under any applicable Company Employee Plan as of the Closing Date.  With respect to each health or welfare benefit plan maintained by Buyer, the Company or the relevant subsidiary for the benefit of any Continuing Employees, subject only to any required approval of the applicable insurance provider, if any, Buyer shall (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan, and (ii) cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Company Employee Plan for the plan year that includes the Closing Date for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by Buyer, the Company or the relevant subsidiary, as applicable, for the plan year in which the Closing Date occurs. At the Closing, Seller shall transfer to Buyer the health reimbursement arrangement account balances attributable to all of the Continuing Employees for use by such Continuing Employees in the health and welfare benefit plan maintained by Buyer.

(c)                                  Neither Buyer nor any of its Affiliates will assume any liability with respect to any Company Benefit Plan or contribute to, or adopt as a participating company in, any Company Benefit Plan, other than obligations of the Company under the severance letter agreements set forth on Section 9.01(c) of the Seller Disclosure Schedule.  No provision of this Agreement shall (i) create any third party beneficiary rights in any Continuing Employee, or any beneficiary or dependents thereof, or (ii) be construed as in any way modifying or amending the provisions of any Company Benefit Plan.

ARTICLE X

Further Assurances

SECTION 10.01                               Further Assurances.  From time to time, as and when requested by either party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to the provisions of Sections 8.01, 8.04 and 8.05), as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

ARTICLE XI

Indemnification

SECTION 11.01                               Tax Indemnification.  (a) Seller shall indemnify Buyer and its Affiliates (including the Company and the Company Subsidiaries) and each of their respective officers, directors, employees, stockholders, agents and representatives and hold them harmless from (i) all liability for Taxes of the Company and the Company Subsidiaries for the Pre-Closing Tax Period, (ii) all liability as a result of Treasury Regulation § 1.1502-6 (or any comparable or similar provisions of Federal, state, local of foreign law) for Taxes for a Pre-Closing Tax Period of Seller or any other corporation which is or has been affiliated with Seller, the Company or the Company Subsidiaries, (iii) any liability of the Company or the Company Subsidiaries for Taxes of any other Person for a Pre-Closing Tax Period as a transferee, by contract or otherwise (other than any such liability pursuant to a contract or agreement entered into in the ordinary course and the primary purpose of which is not the sharing of Taxes), (iv) all Tax liability resulting from a breach of the representations and warranties of Seller as set forth in Section 4.08, and (v) all Tax liability resulting from the breach of any covenants or obligations of Seller contained in Article XII. Notwithstanding the foregoing, Seller shall not indemnify and hold harmless Buyer and its Affiliates, and each of their respective officers, directors, employees and agents, from any liability for Taxes attributable to any election made by Buyer under Section 336 or 338 of the Code or any action taken after the Closing by Buyer, any of its Affiliates (including the Company and the Company Subsidiaries), or any transferee of Buyer or any of its Affiliates (other than any such action expressly required by Applicable Law or by this Agreement) (a “Buyer Tax Act”) or attributable to a breach by Buyer of its obligations under this Agreement.

(b)                                 Buyer shall, and shall cause the Company and the Company Subsidiaries to, indemnify Seller and its Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives and hold them harmless from (i) all liability for Taxes of the Company and the Company Subsidiaries for any taxable period ending after the Closing Date (except to the extent of any Straddle Period, in which case Buyer’s indemnity will cover only that portion of any such Taxes that are not for the Pre-Closing Tax Period), (ii) all liability for Taxes in Section 12.04 of this Agreement and (iii) all liability for Taxes attributable to a Buyer Tax Act or to a breach by Buyer of its obligations under this Agreement.

(c)                                  In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”):

(i)                                     real, personal and intangible property and other ad valorem Taxes (“Property Taxes”) of the Company and the Company Subsidiaries allocable to the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and

(ii)                                  the Taxes of the Company and the Company Subsidiaries (other than Property Taxes) allocable to the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.

SECTION 11.02                               Other Indemnification by Seller.  (a) Except as relates to Taxes, for which the sole indemnification is provided in Section 11.01, subject to Sections 11.02(b), (c) and (d), Seller shall indemnify Buyer, its Affiliates (including the Company and the Company Subsidiaries) and each of their respective officers, directors, employees, stockholders, agents and representatives against and hold them harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) suffered or incurred by any such indemnified party to the extent arising from (i) any breach of any representation or warranty of Seller which survives the Closing contained in this Agreement or in any certificate delivered pursuant hereto, or (ii) any breach of any covenant of Seller contained in this Agreement.

(b)                                 Seller shall not have any liability under Section 11.02(a)(i) above:

(i)                                     unless the aggregate of all losses, liabilities, costs and expenses relating thereto for which Seller would, but for this clause (i), be liable exceeds on a cumulative basis an amount equal to $650,000 (such amount, the “Deductible Amount”), and then only to the extent of any such excess; provided, however, that in no event shall the liability of Seller under Section 11.02(a)(i) exceed an amount equal to 12.5% of the Purchase Price (such 12.5% amount, the “Cap”); and provided, further, that the limitations in this Section 11.02(b)(i) shall not apply to any Losses resulting from a breach of the representations and warranties made in Sections 4.01 (Authority), 4.03 (The Shares), 4.04 (first sentence only) (Organization and Standing), or 4.05 (Capital Stock of the Company) (together, the “Seller Fundamental Representations”);

(ii)                                  for any losses, liabilities, costs and expenses with respect to (A) the Seller Fundamental Representations (other than Section 4.03 and 4.05) in an amount that would exceed an amount equal to 50% of the Purchase Price (such 50% amount, the “Fundamental Representations Cap”) or (B) Section 4.03 and 4.05 in an amount that would exceed an amount equal to the Purchase Price; or

(iii)                               with respect to any matter to the extent that such matter was reflected in the calculation of the Working Capital Adjustment, if any, pursuant to Section 2.02.

(c)                                  Seller shall not have any liability under Section 11.02(a)(ii) above for any losses, liabilities, costs and expenses relating thereto in an amount that would exceed an amount equal to the Purchase Price.

(d)                                 Section 11.02 is subject to Section 11.02 of the Seller Disclosure Schedule.

SECTION 11.03                               Other Indemnification by Buyer.  (a) Except as relates to Taxes, for which the sole indemnification is provided in Section 11.01, subject to Section 11.03(b), Buyer shall, and shall cause the Company and the Company Subsidiaries to, indemnify Seller, its Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives against and hold them harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) suffered or incurred by any such indemnified party to the extent arising from (i) any breach of any representation or warranty of Buyer which survives the Closing contained in this Agreement or in any certificate delivered pursuant hereto, or (ii) any breach of any covenant of Buyer contained in this Agreement.

(b)                                 Buyer shall not have any liability under Section 11.03(a)(i) above:

(i)                                     unless the aggregate of all losses, liabilities, costs and expenses relating thereto for which Seller would, but for this clause (i), be liable exceeds on a cumulative basis an amount equal to the Deductible Amount, and then only to the extent of any such excess; provided, however, that in no event shall the liability of Buyer under Section 11.03(a) exceed an amount equal to the Cap; and provided, further, that the limitations in this Section 11.03(b)(i) shall not apply to any Losses resulting from a breach of the representations and warranties made in Section 6.01 (Authority) (the “Buyer Fundamental Representation”);

(ii)                                  for any losses, liabilities, costs and expenses with respect to the Buyer Fundamental Representation in an amount that would exceed an amount equal to the Fundamental Representations Cap; or

(iii)                               with respect to any matter to the extent that such matter was reflected in the calculation of the Working Capital Adjustment, if any, pursuant to Section 2.02.

SECTION 11.04                               Limitations on Indemnification; Cooperation.  (a) Notwithstanding any provision herein, neither Seller nor Buyer shall in any event be liable to the other party or its Affiliates or their Representatives on account of any indemnity obligation set forth in Section 11.02 or 11.03 for any indirect, consequential, special, incidental or punitive damages.  Buyer and Seller shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder including by making commercially reasonable efforts to mitigate or resolve any such claim or liability.

(b)                                 Each of Buyer and Seller also acknowledges and agrees that in connection with the transactions contemplated hereby, it has received certain estimates, projections, forecasts and similar forward-looking statements relating to the future operating and financial performance of the other party (including, as to Seller, the Company and the Company Subsidiaries) and no representation or warranty is being made by or on behalf of either party with respect to such matters.

(c)                                  No party shall have any right to indemnification under this Article XI with respect to any Losses to the extent (and only to the extent) such Losses (i) arise out of any action taken by or omitted to be taken by such party; (ii) arise solely out of changes after the Closing Date in

Applicable Law or interpretations or applications thereof; or (iii) are duplicative of Losses that have previously been recovered hereunder. No indemnified party shall have any right to assert any claim against any indemnifying party with respect to any Loss, cause of action or other claim to the extent such Loss is a Loss, cause of action or claim with respect to which such indemnified party or any of its Affiliates has taken action (or caused action to be taken) with the primary intent of accelerating the time period in which such matter is asserted or payable in order to cause a claim to be made prior to the applicable expiration date set forth in Section 11.06.

SECTION 11.05                               Losses Net of Insurance, etc.  The amount of any loss, liability, claim, damage, expense or Tax for which indemnification is provided under this Article XI shall be net of any amounts actually recovered by the indemnified party under insurance policies with respect to such loss, liability, claim, damage, expense or Tax (collectively, a “Loss”) and shall be reduced (or increased) to take account of any net Tax benefit (or Tax detriment) when and as actually realized by the indemnified party (for the avoidance of doubt, a basis adjustment is not a Tax benefit until taken into account as a result of Tax depreciation or sale).  Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless a final determination (which shall include the execution of a Form 870 AD or successor form) with respect to the indemnified party or any of its Affiliates causes any such payment not to be treated as an adjustment to the Purchase Price for United States Federal income Tax purposes.

SECTION 11.06                               Termination of Indemnification.  The obligations to indemnify and hold harmless a party hereto (a) pursuant to Section 11.01 shall terminate at the date that is 60 days following the expiration of the applicable statutes of limitations with respect to the Tax liabilities in question (giving effect to any extension thereof), (b) pursuant to Sections 11.02(a)(i) and 11.03(a)(i), shall terminate when the applicable representation or warranty terminates pursuant to Article XIV, and (c) pursuant to the other clauses of Sections 11.02 and 11.03 shall not terminate; provided, however, that as to clauses (a) and (b) above such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified or the related party thereto shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) to the indemnifying party.

SECTION 11.07                               Procedures Relating to Indemnification for Third Party Claims.  (a) In order for a party to be entitled to any indemnification provided for under this Agreement (the “indemnified party”) (other than indemnification for a Tax Claim under Section 11.01 which shall be governed by Section 11.09) in respect of, arising out of or involving a claim or demand made by any person against the indemnified party (a “Third Party Claim”), such indemnified party must notify the party under this Agreement who may be responsible for indemnification in respect of such claim or demand (the “indemnifying party”) in writing (which notice shall specify in reasonable detail the events giving rise to such Third Party Claim, the amount of Losses accrued by the indemnified party or the amount of Losses that the indemnified party reasonably anticipates it will have to pay, and the specific representation, warranty or covenant on which such Third Party Claim is based) of the Third Party Claim within 10 business days after receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect any indemnification obligations provided hereunder except to the extent the indemnifying party shall have been actually and materially prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give such notice). Thereafter, the indemnified party shall deliver to the indemnifying party, promptly after the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) to the extent received by the indemnified party relating to the Third Party Claim.

(b)                                 If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges its obligation to indemnify the indemnified party for such Third Party Claim, to assume the defense thereof with counsel selected by the indemnifying party; provided that such counsel is not reasonably objected to by the indemnified party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel (not reasonably objected to by the indemnifying party), at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has failed to assume the defense thereof (other than during the period prior to the time the indemnified party shall have given notice of the Third Party Claim as provided above).  Nothing herein shall be interpreted to prevent the indemnified party from taking any actions reasonably necessary to defend such Third Party Claim prior to the time that it receives a notice from the indemnifying party as contemplated by the first sentence hereof.

(c)                                  If the indemnifying party so elects to assume the defense of any Third Party Claim, all of the indemnified parties shall cooperate with the indemnifying party in the defense or prosecution thereof. Such cooperation shall include the retention (in accordance with the terms of this Agreement) and (upon the indemnifying party’s reasonable request) the provision to the indemnifying party of copies of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, however, that such access to employees does not unreasonably disrupt the normal operations of the indemnified party or its subsidiaries or Affiliates or cause the loss of any attorney-client privilege. If the indemnifying party shall have assumed the defense and control of a Third Party Claim and is in good faith defending such Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).  In the event that the indemnifying party has not assumed the defense and control of a Third Party Claim in accordance with this Article XI, the indemnified party shall be entitled to defend and control such claim as it deems appropriate, without prejudice to any other rights of the indemnified party under this Article XI, but shall not be permitted to agree to any settlement, or the entry of any judgment arising from, any Third Party Claim, without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld, conditioned or delayed). If the indemnifying party shall have assumed the defense and control of a Third Party Claim, or in the event that the indemnified party shall have assumed the defense and control of a Third Party Claim on the basis permitted in Article XI, it shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, (A) in its sole discretion and without the consent of any indemnified party or indemnifying party, respectively; provided, that the indemnifying party or the indemnified party, respectively, shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement or judgment (unless otherwise provided in such judgment), (ii) not agree to any settlement that by its terms would encumber any of the assets of any indemnified party or the indemnifying party, respectively, or impose any restriction or condition on any indemnified party or the indemnifying party, respectively, or the conduct of any indemnified party’s or indemnifying party’s, respectively, business and (iii) obtain, as a condition of any settlement, compromise, discharge, entry of judgment (if applicable), or other resolution, a complete and unconditional release of each indemnified party or indemnifying party, respectively, from any and all liabilities in respect of such Third Party Claim or (B) with the prior written consent (not to be unreasonably withheld, conditioned or delayed) of the indemnified party or indemnifying party, respectively.

SECTION 11.08                               Procedures Related to Indemnification for Other Claims (Other than Tax Claims under Section 11.01).  (a) In the event any indemnified party should have a claim against any indemnifying party under Section 11.02 or 11.03 that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim with reasonable promptness to the indemnifying party. The failure by any indemnified party to so notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to such indemnified party under Section 11.02 or 11.03, except to the extent that the indemnifying party demonstrates that it has been actually and materially prejudiced by such failure.  If the indemnifying party, within a period of 60 days after the giving of the Indemnity Notice, shall not give written notice to the indemnified party announcing its intention to contest such assertion of the indemnified party, such assertion of the indemnified party shall be deemed accepted and the amount of the Losses shall be deemed established.  The indemnified party and the indemnifying party may agree in writing, at any time, as to the existence and the amount of the Losses, and upon the execution of such agreement, such Losses shall be deemed established.

(b)                                 Indemnification Dispute Procedures.  If the indemnifying party disputes its liability with respect to such claim, the indemnifying party and the indemnified party shall proceed in good faith to negotiate a resolution of such dispute.  If such dispute is not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction listed in Section 15.12.

SECTION 11.09                               Procedures Relating to Indemnification of Tax Claims.  (a) If a claim shall be made by any taxing authority, which, if successful might result in an indemnity payment to Buyer, one of its Affiliates or any of their respective officers, directors, employees, stockholders, agents or representatives pursuant to Section 11.01 (a “Tax Claim”), Buyer shall promptly notify Seller of such Tax Claim in writing and in reasonable detail. If notice of a Tax Claim is not given to Seller within a sufficient period of time to allow Seller to effectively contest such Tax Claim, or in reasonable detail to apprise Seller of the nature of the Tax Claim, in each case taking into account the facts and circumstances with respect to such Tax Claim,

Seller shall not be liable to Buyer, any of its Affiliates or any of their respective officers, directors, employees, stockholders, agents or representatives to the extent that Seller’s position is actually prejudiced as a result thereof.

(b)                                 With respect to any Tax Claim (other than a Tax Claim relating solely to Taxes of the Company or the Company Subsidiaries for a Straddle Period), Seller shall have the right, at its own expense, to control all proceedings taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where Applicable Law permits such refund or contest the Tax Claim in any permissible manner, provided Seller shall not enter into any settlement, compromise or consent to judgment with respect to such Tax Claim without the prior written consent of Buyer, such consent not to be unreasonably withheld, provided, however that Seller shall be entitled to settle, compromise or consent to judgment without the consent of Buyer with respect to a Tax Claim if either (1) the Tax Claim will not result in any Tax liability to the Company or any Company Subsidiary in a Post-Closing Tax Period, or (2) the Tax Claim would result in such Tax liability but such liability arises as a result of an adjustment or change in any tax attributes of the Company or any Company Subsidiary, including, without limitation, any net operating loss, tax credit or tax basis.  Seller and Buyer shall jointly control all proceedings taken in connection with any Tax Claim relating solely to Taxes of the Company for a Straddle Period.

(c)                                  Seller, Buyer and the Company and each of their respective Affiliates shall cooperate in contesting any Tax Claim, which cooperation shall include, without limitation, the retention and (upon request) the provision of records and information that are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

(d)                                 In no case shall Buyer or the Company or any of their respective Affiliates, officers, directors, employees, stockholders, agents or representatives settle or otherwise compromise any Tax Claim without Seller’s prior written consent.  Neither party shall settle a Tax Claim relating solely to Taxes of the Company or any Company Subsidiary for a Straddle Period without the other party’s prior written consent, such consent shall not be unreasonably withheld.

SECTION 11.10                               Exclusive Remedy.  Each of Buyer and Seller further acknowledges and agrees that, should the Closing occur, its sole and exclusive remedy with respect to any and all claims relating to this Agreement, the transactions contemplated hereby, the Company, the Company Subsidiaries and their respective assets, liabilities and businesses (other than claims of, or causes of action arising from, fraud) shall be pursuant to the indemnification provisions set forth in this Article XI. In furtherance of the foregoing, each of Buyer and Seller hereby waives, from and after the Closing, to the fullest extent permitted under Applicable Law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) it or its Affiliates may have against the other party or its Affiliates arising under or based upon any Federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise (except pursuant to the indemnification provisions set forth in this Article XI). Notwithstanding the foregoing, nothing in this Article XI shall limit Buyer’s remedies with respect to any breaches of any covenants, including, without limitation, Section 5.05.

ARTICLE XII

Tax Matters

SECTION 12.01                               Responsibility for Preparation and Filing of Tax Returns and Amendments.  (a) For any taxable period of the Company or any of the Company Subsidiaries that includes (but does not end on) the Closing Date, Buyer shall timely prepare and file with the appropriate authorities all Tax Returns required to be filed and shall pay all Taxes due with respect to such Tax Returns; provided that Seller shall reimburse Buyer (in accordance with the procedures set forth in Section 11.01) for any amount owed by Seller pursuant to Section 11.01 with respect to the taxable periods covered by such Tax Returns. All such Tax Returns shall be prepared on a basis consistent with the past practice of the Company and the Company Subsidiaries (except as otherwise required by law) and in a manner that does not distort taxable income (e.g., by deferring income or accelerating deductions). Buyer shall furnish such Tax Returns to Seller for its approval (which approval shall not be unreasonably delayed or withheld) at least 30 days prior to the due date for filing such Tax Returns.

(b)                                 For any taxable period of the Company or any of the Company Subsidiaries that ends on or before the Closing Date, Seller shall timely prepare and file with the appropriate authorities all Tax Returns required to be filed, and shall pay all Taxes due with respect to such Tax Returns. To the extent that they relate to the Company or any of the Company Subsidiaries, all such returns shall be prepared on a basis consistent with the past practice of the Company and the Company Subsidiaries (except as otherwise required by law). Buyer and Seller agree to cause the Company and the Company Subsidiaries to file all Tax Returns for the period including the Closing Date on the basis that the relevant taxable period ended as of the close of business on the Closing Date, unless the relevant taxing authority will not accept a Tax Return filed on that basis.

(c)                                  Seller shall be responsible for filing any amended, consolidated, combined or unitary Tax Returns that include the Company or any Company Subsidiary for any Pre-Closing Tax Period. For those jurisdictions in which separate Tax Returns are filed by the Company or any of the Company Subsidiaries, any required amended returns shall be prepared by Seller and furnished to the Company or the applicable Company Subsidiary for approval (which approval shall not be unreasonably delayed or withheld), signature and filing at least 30 days prior to the due date for filing such Tax Returns.

SECTION 12.02                               Cooperation.  Each of Seller, the Company and Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. Buyer and Seller recognize that Seller and its Affiliates will need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the Company and the Company Subsidiaries to the extent such records and information pertain to events occurring prior to the Closing Date; therefore, Buyer agrees, and agrees to cause the Company and the Company Subsidiaries, (a) to use their respective best efforts to properly retain and maintain such records until such time as Seller agrees that such retention and maintenance is no longer necessary, and (b) to allow Seller and its agents and representatives (and agents or representatives of any of its Affiliates), at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records as Seller may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at Seller’s expense.

SECTION 12.03          Refunds and Credits.  Any refunds or credits of Taxes of the Company or any of the Company Subsidiaries for any Pre-Closing Tax Period shall be for the account of Seller.  Any refunds or credits of Taxes of the Company or any of the Company Subsidiaries for any taxable period (or portion thereof) beginning after the Closing Date shall be for the account of Buyer.  Buyer shall, if Seller so requests and at Seller’s expense, cause the Company and the Company Subsidiaries to file for and obtain any refunds or credits to which Seller is entitled under this Section 12.03. Buyer shall permit Seller to control the prosecution of any such refund claim and, where deemed appropriate by Seller, shall cause the Company and the Company Subsidiaries to authorize by appropriate powers of attorney such persons as Seller shall designate to represent the Company and the Company Subsidiaries with respect to such refund claim. Buyer shall cause the Company to forward to Seller any such refund within 10 days after the refund is received (or reimburse Seller for any such credit within 10 days after the credit is allowed or applied against other Tax liability). Seller and Buyer shall treat any payments under the preceding sentence that Seller shall receive pursuant to this Section 12.03 as an adjustment to the Purchase Price, except as otherwise required by law.

SECTION 12.04          Transfer Taxes.  All transfer, documentary, sales, use, value added, registration and other such Taxes (including all applicable real estate transfer or gains Taxes) and related fees (including any penalties, interest and additions to Tax) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Buyer, and Buyer shall file all appropriate Tax Returns as may be required with respect to such Taxes.  Seller and Buyer shall cooperate in timely making all Tax Returns as may be required to be filed in the preceding sentence.

SECTION 12.05          FIRPTA Certificate.  Seller shall deliver to Buyer, and Buyer shall deliver to Seller, at the Closing a certificate substantially similar to the certificate described in Treasury Regulations section 1.1445-2(b)(iv)(B) that Seller is not a non-U.S. person.

SECTION 12.06          Buyer Activity Post Closing.  Buyer shall not, with respect to any Pre-Closing Tax Period, (a) file any amended Tax return with respect to the Company or any of the Company Subsidiaries; (b) carry back any loss or other Tax attribute of the Company or any of the Company Subsidiaries; or (c) take or advocate any position with respect to Taxes of the Company or any of the Company Subsidiaries that reasonably could be expected to adversely affect Seller or that would have the effect of shifting income to a Pre-Closing Tax Period unless, in each case, Seller shall have consented in writing to such action by the Buyer.  Buyer shall not file any elections under Section 338 of the Code.

SECTION 12.07          Loss Shares.  If the Shares are “loss shares” for purposes of Treasury Regulation section 1.1502-36, after taking into account the effects of all applicable rules of law, including any adjustments under Treasury Regulation section 1.1502-36(b), (c), or (d)(5)(iii), and if a reduction in Tax attributes of the Company or any Company Subsidiary would otherwise be required under Treasury Regulation section 1.1502-36(d), Seller shall make an election pursuant to Treasury Regulation section 1.1502-36(d)(6)(i)(A) to reduce Seller’s basis in such Shares.  Seller shall provide Buyer with a copy of such election 30 days prior to the filing of Seller’s federal income Tax return to which such election is required to be attached.

ARTICLE XIII

Termination

SECTION 13.01          Termination.  Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

(a)           by mutual written consent of Seller and Buyer;

(b)           by either party hereto, upon written notice to the other party, if the Closing does not occur on or prior to the date that is nine months after the date hereof (the “End Date”);

(c)           by either party hereto, if any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Purchase and Sale, and such order, decree, ruling or action shall have become final and nonappealable, provided, that the party seeking to terminate this Agreement shall have used its reasonable best efforts to have such order, decree, ruling or action lifted if and to the extent required by this Agreement;

(d)           by Buyer if any of the conditions set forth in Section 3.01 shall have become incapable of fulfillment by the End Date, and shall not have been waived by Buyer; or

(e)           by Seller if any of the conditions set forth in Section 3.02 shall have become incapable of fulfillment by the End Date, and shall not have been waived by Seller;

provided, however, that the party seeking termination pursuant to clause (b), (c), (d) or (e) of this Section 13.01 is not in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement.

SECTION 13.02          Return of Confidential Information.  If the transactions contemplated by this Agreement are terminated as provided herein, Buyer shall comply with all of its obligations under the Confidentiality Agreement.

SECTION 13.03          Consequences of Termination.  In the event of termination of this Agreement by Seller or Buyer pursuant to Article XIII, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by either party. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Article XIII, this Agreement shall become void and of no further force or effect, without any liability or obligation on the part of Buyer or Seller under this Agreement, except for the provisions of (a) Section 7.01 relating to the obligation of Buyer to keep confidential certain information and data obtained by it, (b) Section 8.03 relating to publicity, (c) Section 15.03 relating to certain expenses, (d) Section 15.10 relating to finder’s fees and broker’s fees and (e) this Article XIII. Nothing in this Article XIII shall be deemed to release either party from any liability for any willful and material breach by such party of the terms and provisions of this Agreement or to impair the right of either party to compel specific performance by the other party of its obligations under this Agreement.

ARTICLE XIV

Survival of Representations

SECTION 14.01          Survival of Representations.  The representations and warranties made in this Agreement shall survive the Closing solely for purposes of Sections 11.02 and 11.03 and shall terminate at the close of business on the date that is 18 months after the Closing Date, except that (a) the Seller Fundamental Representations (other than Section 4.03 and 4.05) and the Buyer Fundamental Representation shall remain in full force and effect until the fifth anniversary of the Closing, and Section 4.03 and 4.05 shall remain in full force and effect indefinitely, and (b) the representations and warranties made by Seller in Section 4.08 (Taxes), Section 4.14(e) (Code Section 280G) and Section 4.16(c) (Environmental Matters) shall survive the Closing and remain in full force and effect until the date that is 60 days following the expiration of the applicable statute of limitations (after giving effect to any extensions or waivers thereof) with respect to such representation and warranty. All covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing will survive indefinitely or for the period provided in such covenants and agreements, if any, or until fully performed.

ARTICLE XV

Miscellaneous

SECTION 15.01          Assignment.  This Agreement and the rights and obligations hereunder shall not be assignable or transferable, in whole or in part, by Buyer or Seller (including by operation of law in connection with a merger, or sale of substantially all the assets, of Buyer or Seller) without the prior written consent of the other party hereto; provided, however, that Buyer may assign its rights to purchase the Shares under this Agreement to any direct or indirectly held wholly owned subsidiary of Buyer without the consent of Seller; and provided, further that no assignment shall limit or affect or relieve the assignor of its obligations hereunder.  Any attempted assignment in violation of this Section 15.01 shall be void.

SECTION 15.02          No Third Party Beneficiaries.  Except as provided in Section 8.08(a) and Article XI, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder. Notwithstanding the foregoing, the provisions of Article XI shall be enforceable by the indemnified parties.

SECTION 15.03          Expenses.  (a) Generally.  Whether or not the Purchase and Sale and the other transactions contemplated by this Agreement and the other Transaction Documents are consummated, and except as otherwise specifically provided in this Agreement (including in Section 8.08(a) and this Section 15.03), all fees, costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

(b)           Buyer Antitrust Termination Fee. In the event that this Agreement is terminated by Seller or Buyer pursuant to Section 13.01(b), or by Seller or Buyer pursuant to Section 13.01(c), or by Buyer pursuant to Section 13.01(d), or by Seller pursuant to Section 13.01(e), in each case (i) when there is also a failure to be satisfied of any of the conditions in Section 3.01(b) (due to a Governmental Entity prohibiting or enjoining or preventing or making illegal the transactions contemplated by this Agreement under any Antitrust Law (any of the foregoing, an “Antitrust Restraint”)), Section 3.01(c), Section 3.02(b) (due to an Antitrust Restraint) and/or Section 3.02(c), (ii) at the time of such termination, the failure to be satisfied of one or more of the conditions in Section 3.01(b) (due to an Antitrust Restraint), Section 3.01(c), Section 3.02(b) (due to an Antitrust Restraint) or Section 3.02(c) is not caused by a willful and material breach of Sections 8.05(a), 8.05(b), 8.05(c) or 8.05(d) by Seller and (iii) there shall not have occurred and be continuing any Material Adverse Effect, then (1) Buyer shall pay or cause to be paid to Seller in cash in U.S. dollars in immediately available funds a fee equal to 7% of the Purchase Price (the “Buyer Antitrust Termination Fee”) within two business days after such termination and (2) Seller’s receipt and acceptance of the Buyer Antitrust Termination Fee shall be the sole and exclusive remedy of Seller against Buyer. It is agreed that with respect to the immediately preceding sentence, (x) the references to Sections 8.05(a), 8.05(b), 8.05(c) and 8.05(d) shall be interpreted as if the words “advisable” and “proper” were deleted from such sections and (y) Buyer shall have the burden of proof on proving that the Buyer Antitrust Termination Fee is not payable. In no event shall Buyer be required to pay the Buyer Antitrust Termination Fee on more than one occasion.

(c)           Other Costs and Expenses. Each party acknowledges that (i) the agreements contained in this Section 15.03 are an integral part of the transactions contemplated by this Agreement, (ii) the damages resulting from termination of this Agreement under circumstances where a Buyer Antitrust Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 15.03(b) are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Seller for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, and (iii) without these agreements, the parties would not have entered into this Agreement.

SECTION 15.04          Specific Performance.  The parties agree that irreparable damage would result and that the parties would not have any adequate remedy at law if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached at or prior to the Closing. It is accordingly agreed that the parties shall be entitled to equitable relief, without the proof of actual damages, including in the form of an injunction or injunctions or orders for specific performance (including causing Purchaser to enforce its rights under any of the Financing Commitments), in addition to all other remedies available to the parties at law or in equity as a remedy for any such breach or threatened breach, in the United States District Court in Wilmington, Delaware or in the Court of Chancery of the State of Delaware, New Castle County. Each party agrees (a) not to object to any attempt by the other party to obtain any such equitable remedy (provided, that it is understood that clause (a) of this sentence is not intended to, and shall not, preclude any party from litigating on the merits the substantive claim to which such remedy relates) and (b) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy.  Notwithstanding anything to the contrary in this Agreement, Seller shall not be entitled to any equitable relief in a situation where the Buyer Antitrust Termination Fee is payable under Section 15.03(b) in the event Buyer pays the Buyer Antitrust Termination Fee in accordance with Section 15.03(b)

SECTION 15.05          Amendments.  No amendment, modification or waiver in respect of this Agreement shall be effective unless it shall be in writing and signed by both parties hereto.

SECTION 15.06          Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent via e-mail or by prepaid telex, cable or telecopy or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, sent via e-mail, telexed, cabled or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

(a)		if to Buyer,

Aderans Co., Ltd.
13-4 Araki-cho, Shinjyuku-ku
Tokyo 160-0007
	Attention:	Mr. Shigeru Ishiko
Representative Director and Executive Vice President
Facsimile: +81-3-3352-2892
E-mail: shigeru.ishiko@aderans.com

with a copy to:

Bryan Cave LLP
1290 Avenue of the Americas

New York, NY 10104
Attention: Tara Newell, Esq.
Facsimile: (212) 541-2084
E-mail: tara.newell@bryancave.com; and

(b)	if to Seller,

Regis Corporation
7201 Metro Boulevard
Minneapolis, MN 55439
	Attention:	Eric Bakken, Esq.
	Facsimile:	(952) 947-7200
E-mail: eric.bakken@regiscorp.com

with a copy to:

O’Melveny & Myers LLP
Times Square Tower
7 Times Square
New York, NY 10036
Attention: Paul Scrivano, Esq.
Facsimile: (212) 326-2061
E-mail: pscrivano@omm.com

SECTION 15.07          Interpretation; Exhibits and the Seller Disclosure Schedule; Definitions.  (a) The headings contained in this Agreement, in the Seller Disclosure Schedule, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any matter set forth in any provision, subprovision, section or subsection of the Seller Disclosure Schedule shall be deemed set forth for all purposes of the Seller Disclosure Schedule to the extent readily apparent. The Seller Disclosure Schedule and all Exhibits and Schedules annexed hereto or any certificate or other document made or delivered pursuant hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Each party has participated in the drafting of this Agreement and there shall be no presumption of construing ambiguity against the drafting person of this Agreement or any provision hereof.  Any capitalized terms used in the Seller Disclosure Schedule or any Exhibit or Schedule annexed hereto but not otherwise defined therein, shall have the meaning as defined in this Agreement.  As used in this Agreement, the words “include”, “includes” or “including” shall be deemed followed by the words “without limitation”.  As used in this Agreement, the words “hereof”, “herein” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  References to “this Agreement” shall include the Seller Disclosure Schedule.  As used in this Agreement, the word “or” shall not be exclusive.  The word “will” shall be construed to have the same meaning as the word “shall”.  The phrase “to the extent” shall mean the extent or degree to which a subject or thing extends, and shall not simply be construed to mean the word “if”.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract, instrument or Law defined or referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

(b)           For all purposes hereof

“Affiliate” means, with respect to any specified person, any other person directly or indirectly, through one or more intermediaries, controlling or controlled by or under direct or indirect common control with such specified person; and for the purposes of this definition, “control” when used with respect to any specified person means the power to direct or cause the direction of the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“business day” means any day that is not a Saturday, Sunday or other day on which banking institutions are required or authorized by applicable Law to be closed in New York, New York.

“Company Intellectual Property” means any Intellectual Property Right that is owned by the Company or any Company Subsidiary.

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, the Company or any Company Subsidiary.

“Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, franchise agreement, distribution agreement or other contract, agreement, obligation, commitment or instrument, including all amendments, modifications and supplements thereto.

“Franchise Agreement” means any Contract to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or its or their properties is bound and that grant or purport to grant any person the right to develop or operate a business under the “Hair Club” brand within one or more countries, states, provinces or other geographic areas, or at any specific location (each a “Franchise”), together with all amendments and agreements related thereto.

“GAAP” means United States generally accepted accounting principles.

“HCI Location” means any hair restoration center maintained by the Company or any Company Subsidiary or any Franchise as of the date of this Agreement, including, but not limited to, those hair restoration centers maintained in the greater metropolitan areas of Birmingham, Alabama; Mobile, Alabama;  Phoenix, Arizona; Fresno, California; Los Angeles, California; Ontario, California; Sacramento, California; San Diego, California; San Francisco, California; San Jose, California; Denver, Colorado; Washington, D.C.; Ft. Lauderdale, Florida;

Ft. Myers, Florida; Jacksonville, Florida; Miami, Florida; Orlando, Florida; Sarasota, Florida; Tampa, Florida; West Palm Beach, Florida; Atlanta, Georgia; Savannah, Georgia; Bloomington, Illinois; Chicago, Illinois; Indianapolis, Indiana; New Orleans, Louisiana; Des Moines, Iowa; Lexington, Kentucky; Louisville, Kentucky; Baltimore, Maryland; Detroit, Michigan; Minneapolis, Minnesota; Kansas City, Missouri; Springfield, Missouri; St. Louis, Missouri; Omaha, Nebraska; Las Vegas, Nevada; Reno, Nevada; Paterson, New Jersey; Albuquerque, New Mexico; Buffalo, New York; New York, New York; Charlotte, North Carolina; Raleigh, North Carolina; Cincinnati, Ohio; Cleveland, Ohio; Columbus, Ohio; Oklahoma City, Oklahoma; Portland, Oregon; Allentown, Pennsylvania; Philadelphia, Pennsylvania; Pittsburgh, Pennsylvania; Greenville, South Carolina; Knoxville, Tennessee; Amarillo, Texas; Austin, Texas; Dallas, Texas; Houston, Texas; San Antonio, Texas; Salt Lake City, Utah; Norfolk, Virginia; Richmond, Virginia; Seattle, Washington; Charleston, West Virginia; Edmonton, Alberta; Winnipeg, Manitoba; Bedford, Nova Scotia; Ottawa, Ontario; Toronto, Ontario; and Vancouver, British Columbia.

“Indebtedness” means any indebtedness of the Company and the Company Subsidiaries for borrowed money, including interest bearing debt, including all accrued and unpaid interest thereon and any other fees, costs and expenses payable to holders thereof in connection with the payoff and termination of such indebtedness, and all obligations in respect of capital leases.

“Intellectual Property Rights” means any or all worldwide intellectual property rights, including without limitation rights in, arising out of, or associated in the following: inventions (whether patentable or not), patents and patent applications, trade secrets and all proprietary information, technology, discoveries, processes, formulae and know-how, all copyrights (including software programs in both source code and object code form and networks), copyrightable works, copyrights , and all other rights corresponding thereto throughout the world, industrial designs , trademarks, trade names, logos, service marks and corporate names and all of the goodwill of the business appurtenant to the foregoing , all databases and data collections, and all rights therein throughout the world, all moral rights of authors and inventors, however denominated, throughout the world, all websites (and the content therein) and domain names, and any similar or equivalent rights to, and applications for and registrations of, any of the foregoing anywhere in the world.

“Knowledge of Seller” or “knowledge of Seller” means, with respect to any matter in question, (i) the actual knowledge of those individuals listed in Section 15.07(b) of the Seller Disclosure Schedule and (ii) to the extent any such individuals engaged in willful blindness, the knowledge such individuals would have obtained in the normal and ordinary course of the performance of their duties had they not engaged in willful blindness.

“Material Adverse Effect” means, with respect the Company, an effect, event, development, change, state of facts, condition, circumstance or occurrence that, individually or in the aggregate, has had or would have a material adverse effect on (1) the business, financial condition, assets, liabilities, business or results of operations of the Company and the Company Subsidiaries taken as a whole or (2) the ability of Seller to consummate the Sale and the transactions contemplated by this Agreement and the Other Transaction Documents; provided, however, that, in the case of clause (1), none of the following shall be taken into account in determining whether there has been or will be a Material Adverse Effect: (i) effects, events, changes, state of facts, conditions, circumstances or developments relating to or arising or resulting from (a) changes in the United States or foreign economies in general (including securities, financial or credit markets of the United States or elsewhere in the world in general), (b) legal, regulatory or political requirements or conditions in the United States or elsewhere in the world in general, (c) the industry in which the Company and the Company Subsidiaries operate in general and the markets (including geographic, products and services segments) in which each of the Company and the Company Subsidiaries conducts its business or (d) the hair restoration, hair transplant or hair system/hair piece industries (and/or segments thereof), in each case to the extent such changes, events, developments or effects do not affect the Company and the Company Subsidiaries taken as a whole in a materially disproportionate manner relative to other participants in the industries in which the Company and the Company Subsidiaries operate; (ii) the execution and delivery of this Agreement (including disclosure of the identity of Buyer and its Affiliates), or consummation of the transactions contemplated by this Agreement; (iii) events, changes or developments relating to or arising or resulting from the sale of the Shares or the other transactions contemplated by this Agreement or the Other Transaction Agreements, the announcement or pendency of this Agreement or the other Transaction Agreements (including the loss of personnel, customers or suppliers); or (iv) any changes in Applicable Laws; and provided, further, that (A) in the case of clause (2), no Antitrust Restraint (or possibility that an Antitrust Restraint may occur) and/or (B) no matter disclosed in Section 15.07(b)(ii) of the Seller Disclosure Schedule, in either case, shall be taken into account in determining whether there has been or will be a Material Adverse Effect.

“Other Transaction Documents” means the Transaction Documents other than this Agreement.

“Person” or “person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“Physician Agreements” means (i) each management agreement or management and support agreement pursuant to which the Company manages a physician’s or other medical doctor’s relationship with the Company or any Company Subsidiary, (ii) each agreement titled as “network agreements” or “networking agreements” with a professional corporation providing physician services, physician or other medical doctor representing revenues to the Company and the Company Subsidiaries and (iii) shareholder nomination agreements with any professional corporation providing physician services or other person providing physician services, including but not limited to the Material Physician Agreements set forth in Section 4.12(e) of the Seller Disclosure Schedule.

“Registered Intellectual Property” means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks and applications to register trademarks; (iii) registered domain names; (iv) registered copyrights and applications for copyright registration; and (v) any other Intellectual Property Right that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity.

“Representatives” means, with respect to any person, such person’s directors, managers, partners, stockholders, officers, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent, representative or Affiliate.

“Solvent”, when used with respect to any person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such person on a going concern basis will, as of such date, exceed (i) the value of all “liabilities of such person, including contingent and other liabilities” as of such date, as such quoted terms are generally determined in accordance with applicable Federal laws governing determinations of the insolvency of debtors and (ii) the amount that will be required to pay the probable liabilities of such person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (c) such person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, each of the phrases “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

A “Subsidiary” or “subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting membership or partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

“Transaction Documents” means this Agreement, the Debt Financing Commitments, the Transition Services Agreement and all other agreements, certificates, instruments, documents and writings delivered in connection with this Agreement.

“Transition Services Agreement” means the Transition Services Agreement covering the services specified in Section 8.09 of the Seller Disclosure Schedule.

(c)                                  The following terms have the meanings given such terms in the Sections set forth below:

Term	Section

2% EBITDA Contribution	SECTION 4.20(a)
Accounting Firm	SECTION 2.02(a)(iii)
Actions	SECTION 4.13
Adjusted Purchase Price	SECTION 2.02(b)
Affiliate	SECTION 15.07(b)
Affiliate Material Contracts	SECTION 4.12(b)
Agreement	Preamble
Applicable Laws	SECTION 4.16(a)

Antitrust Law	SECTION 8.05(d)
Balance Sheet	SECTION 4.07
Bankruptcy and Equity Exception	SECTION 4.01
business day	SECTION 15.07(b)
Buyer	Preamble
Buyer Antitrust Termination Fee	SECTION 15.03(b)
Buyer Fundamental Representation	SECTION 11.03(b)(i)
Buyer Tax Act	SECTION 11.01(a)
Cap	SECTION 11.02(b)(i)
CERCLA	SECTION 4.16(c)
Closing	SECTION 2.01
Closing Date	SECTION 2.01
Closing Date Amount	SECTION 2.01
Closing Working Capital	SECTION 2.02(a)
Code	SECTION 4.08(a)
Company	Recitals
Company Benefit Plans	SECTION 4.14(a)
Company Intellectual Property	SECTION 15.07(b)
Company Property	SECTION 4.10
Company Registered Intellectual Property	SECTION 15.07(b)
Company Subsidiary	SECTION 4.06(a)
Competing Business	SECTION 5.05(a)
Confidentiality Agreement	SECTION 7.01
Continuing Employee	SECTION 9.01
Contract	SECTION 15.07(b)
control	SECTION 15.07(b)
Current Assets	SECTION 2.02(c)
Current Liabilities	SECTION 2.02(c)
Debt Financing	SECTION 6.05
Debt Financing Commitments	SECTION 6.05
Deductible Amount	SECTION 11.02(b)(i)
DOJ	SECTION 8.05(a)
End Date	SECTION 13.01(b)
Environmental Laws	SECTION 4.16(c)
ERISA	SECTION 4.14(a)
FDA	SECTION 4.17(a)
FDCA	SECTION 4.17(a)
Financial Statements	SECTION 4.07
Financing	SECTION 6.05
Financing Commitments	SECTION 6.05
Foreign Corrupt Practices Act	SECTION 4.16(b)
Franchise	SECTION 15.07(b)
Franchise Agreement	SECTION 15.07(b)
Franchise Disclosure Statement	SECTION 4.20(k)

Franchise Laws	SECTION 4.20(k)
Franchisee	SECTION 4.20(k)
FTC	SECTION 8.05(a)
FTC Rule	SECTION 4.20(k)
Fundamental Representations Cap	SECTION 11.02(b)(ii)
GAAP	SECTION 15.07(b)
Governmental Entity	SECTION 3.01(b)
Hazardous Substances	SECTION 4.16(c)
HCI Location	SECTION 15.07(b)
HSR Act	SECTION 3.01(c)
Indebtedness	SECTION 15.07(b)
indemnified party	SECTION 11.07(a)
indemnifying party	SECTION 11.07(a)
Intellectual Property Rights	SECTION 15.07(b)
Japanese GAAP	SECTION 6.06
Knowledge of Seller	SECTION 15.07(b)
Leased Property	SECTION 4.10
Liens	SECTION 4.02(a)
Loss	SECTION 11.05
Material Adverse Effect	SECTION 15.07(b)
Material Contracts	SECTION 4.12
Material Franchise Agreement	SECTION 4.20(a)
Material Physician Agreement	SECTION 4.12(e)
Medical Device	SECTION 4.17(a)
Names	SECTION 7.03
Notice of Disagreement	SECTION 2.02(a)(ii)
Order	SECTION 4.02(a)
Other Franchise Agreement	SECTION 4.12
Other Franchise/Physician Agreements	SECTION 4.12
Other Physician Agreement	SECTION 4.12
Other Transaction Documents	SECTION 15.07(b)
Permitted Liens	SECTION 4.09
Permits	SECTION 4.04
person	SECTION 15.07(b)
Physician Agreements	SECTION 15.07(b)
Pre-Closing Balance Sheet	SECTION 5.06
Pre-Closing Director	SECTION 8.08(a)
Pre-Closing Tax Period	SECTION 4.08(a)
Prohibited Terms	SECTION 8.08(b)
Property Taxes	SECTION 11.01(c)(i)
Purchase and Sale	SECTION 1.01
Purchase Price	SECTION 1.01
Records	SECTION 8.06
Reference Balance Sheet	SECTION 4.07
Registered Intellectual Property	SECTION 15.07(b)

Relationship Laws	SECTION 4.20(k)
Release	SECTION 4.16(c)
Representatives	SECTION 15.07(b)
Second Request	SECTION 8.05(a)
Seller	Preamble
Seller Accounting Policies	SECTION 2.02(c)
Seller Disclosure Schedule	ARTICLE IV
Seller Fundamental Representations	SECTION 11.02(b)(i)
Shares	Recitals
Solvent	SECTION 15.07(b)
Statement	SECTION 2.02(a)
Straddle Period	SECTION 11.01(c)
Subsidiary	SECTION 15.07(b)
Support Services	SECTION 8.07
Tax	SECTION 4.08(a)
Tax Claim	SECTION 11.09(a)
Tax Returns	SECTION 4.08(a)
Taxes	SECTION 4.08(a)
Third Party Claim	SECTION 11.07(a)
Transaction Documents	SECTION 15.07(b)
Transition Services Agreement	SECTION 8.09
WC Amount	SECTION 2.02(b)
Working Capital	SECTION 2.02(c)
Working Capital Adjustment	SECTION 2.02(b)

SECTION 15.08          Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

SECTION 15.09          Entire Agreement.  This Agreement, the other Transaction Documents and the Confidentiality Agreement contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. Neither party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein, in the other Transaction Documents or in the Confidentiality Agreement.

SECTION 15.10          Fees.  Each party hereto hereby represents and warrants that (a) the only brokers or finders that have acted for such party in connection with this Agreement or the transactions contemplated hereby or that may be entitled to any brokerage fee, finder’s fee or commission in respect thereof are Bank of America Merrill Lynch with respect to Seller and (b) each party shall pay all fees or commissions which may be payable to the firm so named with respect to such party.

SECTION 15.11          Severability.  If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances. Upon such determination that any provision or the application thereof is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

SECTION 15.12          Consent to Jurisdiction.  Each of Buyer and Seller irrevocably submits to the exclusive jurisdiction of (a) the Court of Chancery of the State of Delaware, New Castle County, and (b) the United States District Court in Wilmington, Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement, the other Transaction Documents or any transaction contemplated hereby. Each of Buyer and Seller agrees to commence any action, suit or proceeding relating hereto either in the United States District Court in Wilmington, Delaware or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Court of Chancery of the State of Delaware, New Castle County. Each of Buyer and Seller further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 15.12. Each of Buyer and Seller irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Court of Chancery of the State of Delaware, New Castle County, or (ii) the United States District Court in Wilmington, Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  Each party irrevocably waives any objections or immunities to jurisdiction to which it may otherwise be entitled or become entitled (including sovereign immunity, immunity to pre-judgment attachment, post-judgment attachment and execution) in any legal suit, action or proceeding against it arising out of or relating to this Agreement or the transactions contemplated hereby which is instituted in any such court. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to it at the addresses set forth in Section 15.06 shall be effective service of process for any suit, action or proceeding brought in any such court.  Buyer hereby irrevocably and unconditionally designates, appoints and empowers CT Corporation System, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, USA, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf service of any and all legal process, summons, notices and documents that may be served in any action, suit or proceeding brought against such party in any such United States federal or state court with respect to its obligations, liabilities or any other matter arising out of or in connection with this Agreement and that may be made on such designee, appointee and agent in accordance with legal procedures prescribed for such courts. If for any reason such designee, appointee and agent hereunder shall cease to be available to act as such, Buyer agrees to promptly designate a new designee, appointee and agent in the State of Delaware on the terms and for the purposes of this Section 15.12 reasonably satisfactory to Seller. Buyer and Seller hereby irrevocably consents and agrees to the service of any and all legal process, summons, notices and documents in any such action, suit or proceeding against Buyer or Seller, respectively, by serving a copy thereof upon the relevant agent for service of process referred to in this Section 15.12 (whether or not the appointment of such agent shall for any reason prove to be ineffective or such agent shall accept or acknowledge such service) or by sending copies thereof by a recognized next day courier service to Buyer or Seller, respectively, at its address specified in or designated pursuant to this Agreement. Each party agrees that the failure of any such designee, appointee and agent to give any notice of such service to them shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon.  The parties agree that service of process may also be effected by certified or registered mail, return receipt requested, or by reputable overnight courier service, directed to the other party at the addresses set forth herein in Section 15.06, and service so made shall be completed when received.

SECTION 15.13          Waiver of Jury Trial.  Each party hereto hereby waives to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement or any of the other Transaction Documents or the transactions contemplated hereby and thereby.  Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the other Transaction Documents, as applicable, by, among other things, the mutual waivers and certifications in this Section 15.13.

SECTION 15.14          GOVERNING LAW.  THIS AGREEMENT, AND ANY CAUSES OF ACTION ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF ANY OTHER LAW.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

REGIS CORPORATION

By	/s/ Eric A. Bakken
Name: Eric A. Bakken
Title: Executive Vice President

ADERANS CO., LTD.

By	/s/ Nobuo Nemoto
Name: Nobuo Nemoto
Title: CEO and Representative Director